AGREEMENT AND PLAN OF MERGER

                           dated as of

                          May 17, 1996

                              among

                   DESALINATION SYSTEMS, INC.,

                         OSMONICS, INC.,

                               and

                      DSI ACQUISITION CORP.



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                        TABLE OF CONTENTS

1.   THE MERGER AND RELATED MATTERS . . . . . . . . . . . . . . .1
     1.1   The Merger . . . . . . . . . . . . . . . . . . . . . .1
     1.2   Effective Time of the Merger . . . . . . . . . . . . .1
     1.3   Conversion of Company Common . . . . . . . . . . . . .2
     1.4   Reservation of Shares. . . . . . . . . . . . . . . . .2
     1.5   Dissenting Shares. . . . . . . . . . . . . . . . . . .2
     1.6   Acquisition Subsidiary Common Stock.   . . . . . . . .3
     1.7   Exchange of Company Common Shares. . . . . . . . . . .3
     1.8   Stock Options. . . . . . . . . . . . . . . . . . . . .5
     1.9   Capitalization Changes . . . . . . . . . . . . . . . .5
     1.10  Closing.   . . . . . . . . . . . . . . . . . . . . . .5

2.   CONDITIONS TO THE MERGER . . . . . . . . . . . . . . . . . .6
     2.1   Conditions to the Obligations of Each Party. . . . . .7
     2.2   Conditions to the Obligations of Buyer and Merger
           Subsidiary . . . . . . . . . . . . . . . . . . . . . .7
     2.3   Conditions to Obligations of the Company . . . . . . .9

     THE SURVIVING CORPORATION  . . . . . . . . . . . . . . . . 10
     3.1   Certificate of Incorporation . . . . . . . . . . . . 10
     3.2   Bylaws . . . . . . . . . . . . . . . . . . . . . . . 10
     3.3   Directors and Officers . . . . . . . . . . . . . . . 10

4.   REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND  BRAY  . 10
     4.1   Corporate Existence and Power. . . . . . . . . . . . 10
     4.2   Corporate Authorization.   . . . . . . . . . . . . . 11
     4.3   Governmental Authorization . . . . . . . . . . . . . 11
     4.4   Non-Contravention.   . . . . . . . . . . . . . . . . 11
     4.5   Capitalization . . . . . . . . . . . . . . . . . . . 12
     4.6   Subsidiaries . . . . . . . . . . . . . . . . . . . . 13
     4.7   Securities Filings . . . . . . . . . . . . . . . . . 14
     4.8   Financial Statements . . . . . . . . . . . . . . . . 14
     4.9   Disclosure Documents . . . . . . . . . . . . . . . . 14
     4.10  Absence of Certain Changes . . . . . . . . . . . . . 15
     4.11  Real Property and Leaseholds . . . . . . . . . . . . 16
     4.12  Tangible Personal Property . . . . . . . . . . . . . 18
     4.13  Intellectual Property. . . . . . . . . . . . . . . . 19
     4.14  Permits  . . . . . . . . . . . . . . . . . . . . . . 21
     4.15  No Undisclosed Material Liability. . . . . . . . . . 21
     4.16  Litigation . . . . . . . . . . . . . . . . . . . . . 21

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     4.17  Taxes. . . . . . . . . . . . . . . . . . . . . . . . 22
     4.18  ERISA. . . . . . . . . . . . . . . . . . . . . . . . 23
     4.19  Material Contracts . . . . . . . . . . . . . . . . . 25
     4.20  Insurance Coverage . . . . . . . . . . . . . . . . . 26
     4.21  Compliance with Laws . . . . . . . . . . . . . . . . 26
     4.22  Finders' Fees. . . . . . . . . . . . . . . . . . . . 27
     4.23  Employees. . . . . . . . . . . . . . . . . . . . . . 27
     4.24  Products . . . . . . . . . . . . . . . . . . . . . . 28
     4.25  Other Information. . . . . . . . . . . . . . . . . . 28
     4.26  Environmental Matters. . . . . . . . . . . . . . . . 28
     4.27  Customers and Suppliers. . . . . . . . . . . . . . . 32
     4.28  Indebtedness to and from Officers, Directors and
           Shareholders . . . . . . . . . . . . . . . . . . . . 32
     4.29  Banking Facilities . . . . . . . . . . . . . . . . . 32
     4.30  Vote Required. . . . . . . . . . . . . . . . . . . . 33
     4.31  Anti-takeover Laws . . . . . . . . . . . . . . . . . 33

5.   REPRESENTATIONS AND WARRANTIES OF BUYER  . . . . . . . . . 33
     5.1   Corporate Existence and Power.   . . . . . . . . . . 33
     5.2   Corporate Authorization. . . . . . . . . . . . . . . 33
     5.3   Governmental Authorization . . . . . . . . . . . . . 33
     5.4   Non-Contravention. . . . . . . . . . . . . . . . . . 34
     5.5   Capitalization.. . . . . . . . . . . . . . . . . . . 34
     5.6   Subsidiaries . . . . . . . . . . . . . . . . . . . . 35
     5.7   SEC Filings. . . . . . . . . . . . . . . . . . . . . 36
     5.8   Financial Statements.  . . . . . . . . . . . . . . . 36
     5.9   Disclosure Documents . . . . . . . . . . . . . . . . 37
     5.10  Absence of Certain Changes . . . . . . . . . . . . . 38
     5.11  No Undisclosed Material Liabilities. . . . . . . . . 38
     5.12  Litigation . . . . . . . . . . . . . . . . . . . . . 38
     5.13  Compliance with Laws . . . . . . . . . . . . . . . . 38
     5.14  Environmental Matters. . . . . . . . . . . . . . . . 39
     5.15  Material Contracts.. . . . . . . . . . . . . . . . . 39
     5.16  WARN Act.. . . . . . . . . . . . . . . . . . . . . . 39
     5.17  Other Information. . . . . . . . . . . . . . . . . . 39
     5.18  No Vote Required . . . . . . . . . . . . . . . . . . 39
     5.19  Finders' Fees. . . . . . . . . . . . . . . . . . . . 39
     5.20  Dissenting Shares. . . . . . . . . . . . . . . . . . 40

6.   COVENANTS OF THE COMPANY AND BRAY  . . . . . . . . . . . . 40
     6.1   Conduct of the Company . . . . . . . . . . . . . . . 40
     6.2   Letter of the Company's Accountants. . . . . . . . . 42
     6.3   Access to Information. . . . . . . . . . . . . . . . 42

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     6.4   Other Offers . . . . . . . . . . . . . . . . . . . . 42
     6.5   Notices of Certain Events. . . . . . . . . . . . . . 43
     6.6   Affiliates . . . . . . . . . . . . . . . . . . . . . 43
     6.7   Environmental Site Assessments . . . . . . . . . . . 44
     6.8   Confidentiality Agreements . . . . . . . . . . . . . 44
     6.9   Ownership of Subsidiaries. . . . . . . . . . . . . . 44
     6.10  Voting Shares. . . . . . . . . . . . . . . . . . . . 44

7.   COVENANTS OF BUYER . . . . . . . . . . . . . . . . . . . . 44
     7.1   Board of Directors of Buyer. . . . . . . . . . . . . 44
     7.2   Obligations of Merger Subsidiary . . . . . . . . . . 44
     7.3   Voting of Shares . . . . . . . . . . . . . . . . . . 45
     7.4   Director and Officer Liability . . . . . . . . . . . 45
     7.5   Conduct of the Buyer . . . . . . . . . . . . . . . . 45
     7.6   Letter of the Buyer's Accountants. . . . . . . . . . 45
     7.7   Access to Information. . . . . . . . . . . . . . . . 46
     7.8   Notices of Certain Events. . . . . . . . . . . . . . 46
     7.9   New York Stock Exchange Approval . . . . . . . . . . 46

8.   COVENANTS OF BUYER AND THE COMPANY . . . . . . . . . . . . 46
     8.1   Reasonable Commercial Efforts. . . . . . . . . . . . 46
     8.2   Certain Filings. . . . . . . . . . . . . . . . . . . 46
     8.3   Public Announcements . . . . . . . . . . . . . . . . 47
     8.4   Further Assurances . . . . . . . . . . . . . . . . . 47
     8.5   Preparation of Registration Statement. . . . . . . . 47
     8.6   Shareholder Meetings . . . . . . . . . . . . . . . . 48
     8.7   Tax-Free Reorganization and Pooling Treatment. . . . 48
     8.8   Confidentiality. . . . . . . . . . . . . . . . . . . 48
     8.9   Post Effective Time Covenants. . . . . . . . . . . . 49

9.   TERMINATION  . . . . . . . . . . . . . . . . . . . . . . . 50
     9.1   Termination. . . . . . . . . . . . . . . . . . . . . 50
     9.2   Effect of Termination. . . . . . . . . . . . . . . . 50
     9.3   Termination Fee. . . . . . . . . . . . . . . . . . . 50

10.  MISCELLANEOUS  . . . . . . . . . . . . . . . . . . . . . . 51
     10.1  Notices. . . . . . . . . . . . . . . . . . . . . . . 51
     10.2  Survival of Representations and Warranties . . . . . 52
     10.3  Amendments; No Waivers . . . . . . . . . . . . . . . 53
     10.4  Expenses   . . . . . . . . . . . . . . . . . . . . . 54
     10.5  Successors and Assigns . . . . . . . . . . . . . . . 54
     10.6  Governing Law. . . . . . . . . . . . . . . . . . . . 54
     10.7  Venue; Submission to Jurisdiction  . . . . . . . . . 54

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     10.8  Counterparts; Effectiveness. . . . . . . . . . . . . 54
     10.9  Investigation of the Company . . . . . . . . . . . . 55
     10.10 GAAP . . . . . . . . . . . . . . . . . . . . . . . . 55
     10.11 Superseding Agreement  . . . . . . . . . . . . . . . 55

                   AGREEMENT AND PLAN OF MERGER


    AGREEMENT AND PLAN OF MERGER dated as of May 17, 1996, among DESALINATION SYSTEMS, INC., a California corporation (the "Company"), OSMONICS, INC., a Minnesota corporation ("Buyer"), DSI ACQUISITION CORP., a California corporation and a wholly-owned subsidiary of Buyer ("Merger Subsidiary") and DONALD
T. BRAY, the principal shareholder of the Company ("Bray").
    A. The Company is in the business of designing, manufacturing and distributing water purification systems (the Business ). Buyer, the Company and Merger Subsidiary wish to provide for the terms and conditions of the following described business combination in which the Merger Subsidiary will be merged (the "Merger") with and into the Company.
    B. For federal income tax purposes, it is intended that the Merger shall qualify as a reorganization within the meaning of
Section 368 of the Internal Revenue Code of 1986, as amended (the "Code"), and that this Agreement shall constitute a plan of reorganization pursuant to Section 368 of the Code.
    C. For accounting purposes, it is required that the Merger shall be accounted for as a "pooling-of-interests."
    D. Simultaneously with the execution of this Agreement, certain shareholders of the Company and Buyer have agreed in writing to vote their respective shares of the Company and Buyer in favor of the Merger.
    E. The parties hereto desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger.
    Accordingly, and in consideration of the representations, warranties, agreements and conditions herein contained, the parties hereto agree as follows:

1.  THE MERGER AND RELATED MATTERS
    1.1 The Merger. Subject to the terms and conditions of this Agreement, at the Effective Time (as hereinafter defined), the Merger Subsidiary shall be merged with and into the Company pursuant to the terms and conditions set forth herein and in a plan of merger substantially in the form set forth as Schedule
1.1 attached hereto (the "Agreement of Merger"). Upon the consummation of the Agreement of Merger, the separate existence of the Merger Subsidiary shall cease and the Company shall continue as the surviving corporation (the "Surviving Corporation").
    1.2 Effective Time of the Merger. As soon as practicable after each of the conditions set forth in Section 2 hereof (other than the condition that articles of merger be filed and become effective) have been satisfied or waived, the Company and Merger Subsidiary will file, or cause to be filed, articles of merger with the Secretary of State of California which articles of merger shall be in the form required by and executed in accordance with the applicable provisions of California Law. The

Merger shall become effective at the time the articles of merger for such merger are filed with the Secretary of State of California (the "Effective Time").
    1.3  Conversion of Company Common Shares.  At the Effective
Time:
         1.3.1 Each share of Class A common stock of the Company, no par value per share (the "Company Class A Common Share"), issued and outstanding immediately prior thereto (except for Dissenting Shares as defined in Section 1.5 hereof) shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive the number of shares of common stock of Buyer, par value $.01 per share (the "Buyer's Common Shares") set forth in Schedule 1.3.1, and each share of Class B common stock of the Company, no par value per share (the "Company Class B Common Share", which shares are referred to collectively with the Company Class A Common Shares as the Company Common Shares ), issued and outstanding immediately prior thereto (except for Dissenting Shares as defined in Section 1.5 hereof) shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive the number of shares of the "Buyer's Common Shares" set forth in Schedule 1.3.1. Such number of Buyer's Common Shares is subject to adjustment as provided below in Section 1.8 hereof.
         1.3.2 Each share of common stock of the Merger Subsidiary (the "Merger Subsidiary Common Share") issued and outstanding immediately prior thereto shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into one (1) Company Common Share, no par value per share, of the Company as the surviving corporation (the "Surviving Corporation Common Share").
         1.3.3 The holders of certificates representing Company Common Shares shall cease to have any rights as shareholders of the Company, except such rights, if any, as they may have pursuant to California Law. Except as provided above, until certificates representing Company Common Shares are surrendered for exchange, each such certificate shall, after the Effective Time, represent for all purposes only the right to receive the number of whole Buyer's Common Shares into which their Company Common Shares shall have been converted by the Merger as provided above and the right to receive the cash value of any fraction of a Buyer's Common Share as provided below.
    1.4 Reservation of Shares. Prior to the Effective Time, the Board of Directors of Buyer shall reserve for issuance a sufficient number of Buyer's Common Shares for the purpose of issuing its shares to the Company's shareholders in accordance herewith.
    1.5 Dissenting Shares. Any Company Common Shares held by a holder who dissents from the Merger and becomes entitled to obtain payment for the value of such Company Common Shares pursuant to the applicable provisions of California Law shall be herein called "Dissenting Shares." Except as provided under California law, any Dissenting Shares shall not, after the Effective Time, be entitled to vote for any purpose or receive any dividends or other distributions and shall not be converted into Buyer's Common Shares; provided, however, that Company Common Shares held by a dissenting shareholder who subsequently withdraws a demand for payment, fails to comply with the requirements of California Law to the extent that such shareholder fails to establish the rights of a dissenting shareholder, or otherwise fails to establish the right of such shareholder to be treated as a dissenting shareholder under California Law shall be deemed to be converted into Buyer's Common Shares pursuant to the terms and conditions referred to above.
    1.6 Acquisition Subsidiary Common Stock. From and after the Effective Time, each outstanding certificate previously representing Merger Subsidiary Common Shares shall be deemed for all purposes to evidence ownership of and to represent the number of Surviving Corporation Common Shares into which such Merger Subsidiary Common Shares shall have been converted.
    1.7  Exchange of Company Common Shares.
         1.7.1 Promptly after the Effective Time, but in no event later than thirty (30) days after the Effective Time, Buyer shall make available for exchange or conversion, by transferring to Norwest Bank Minnesota, N.A., or such other person as Buyer may appoint to act as exchange agent (the "Exchange Agent"), for the benefit of the holders of Company Common Shares, such number of Buyer's Common Shares as shall be issuable and such amount of cash as may be payable in lieu of fractional Buyer's Common Shares in connection with the Merger.
         1.7.2 Promptly after the Effective Time, but in no event later than thirty (30) days after the Effective Time, the Exchange Agent (or such other person or entity designated by Buyer) shall mail to each holder of record (other than Buyer, the Company or any subsidiary of any of them) of a certificate or certificates which immediately prior to the Effective Time represented outstanding Company Common Shares (the "Certificates") a letter of transmittal (substantially in the form attached hereto as Schedule 1.7.2) and instructions for its use in effecting the surrender of the Certificates in exchange for certificates representing Buyer's Common Shares and for cash payable in lieu of any fractional share.
         1.7.3 Within forty-five (45) days after the surrender of a Certificate for cancellation to the Exchange Agent, together with the letter of transmittal, and such other documents as may be reasonably requested by the Exchange Agent, duly executed, the Exchange Agent shall deliver to the holder of such Certificate in exchange for the Certificate a certificate representing 95% (rounded to the nearest whole share) of that number of whole Buyer's Common Shares into which the Company Common Shares previously represented by the Certificate so surrendered shall have been converted by the Merger, and the Certificate so surrendered shall be canceled. A certificate representing the remaining number of whole Buyer's Common Shares into which the Company Common Shares previously represented by the Certificate so surrendered which shall have been converted by the Merger (the "Escrow Shares") shall be delivered to the Escrow Agent, as security for the Company s representations and warranties hereunder, in accordance with the terms of the escrow agreement (the "Escrow Agreement" ) to be executed by the Escrow

Agent, the Company, the Buyer and the Shareholders as defined in
Section 4.5.1 prior to the Effective Date, a copy of which is attached hereto as Schedule 1.7.3. In addition to the certificate, the Exchange Agent shall deliver to the holder of the Certificate a cashiers check representing the cash due the holder for any fractional shares of Buyer s Common Shares which the holder is entitled to receive all as provided in Section 1.7.8.
         1.7.4 In the event of a transfer of ownership of Company Common Shares which is not registered in the transfer records of the Company, it shall be a condition to the issuance of Buyer's Common Shares that the Certificate so surrendered shall be properly endorsed or be otherwise in proper form for transfer and that such transferee shall (a) pay to the Exchange Agent any transfer or other taxes required, or (b) establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable. Any Buyer's Common Shares delivered or made available to the Exchange Agent and not exchanged for Certificates within one (1) year after the Effective Time shall be returned by the Exchange Agent to Buyer, or its nominee, which shall thereafter act as Exchange Agent subject to the rights of holders of unsurrendered Certificates.
         1.7.5 No dividends or other distributions declared after the Effective Time with respect to Buyer's Common Shares and payable to the holders of record thereof after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the Buyer's Common Shares represented thereby until the holder of record shall surrender such Certificate. Subject to the effect, if any, of applicable law, after the subsequent surrender and exchange of a Certificate, the holder thereof shall be entitled to receive any such dividends or other distributions, without any interest thereon, which previously became payable with respect to Buyer's Common Shares represented by such Certificate. All dividends or other distributions declared after the Effective Time which are payable to the holder of Certificates not theretofore surrendered and exchanged for certificates representing Buyer's Common Shares shall be paid or delivered by Buyer to the Exchange Agent, in trust, for the benefit of such holders. All such dividends or other distributions held by the Exchange Agent for payment or delivery to the holders of unsurrendered Certificates and unclaimed at the end of one (1) year from the Effective Time shall be repaid or redelivered by the Exchange Agent to Buyer, or its nominee, after which time any holder of Certificates who has not theretofore surrendered such Certificates to the Exchange Agent, shall, subject to applicable abandoned property, escheat and similar laws, look as a general creditor only to Buyer for payment or delivery of such dividends or distributions.
         1.7.6 All Buyer's Common Shares and cash for any fractional share issued and paid upon the surrender for exchange of Company Common Shares in accordance with the above terms and conditions shall be deemed to have been issued in full satisfaction of all rights pertaining to such Company Common Shares.
         1.7.7 After the Effective Time, there shall be no further registration of transfers on the stock transfer books of the Company of Company Common Shares which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates representing such shares are presented to the Company or the Surviving Corporation, they shall be canceled and exchanged as provided above.
         1.7.8 No certificates or scrip representing fractional Buyer's Common Shares shall be issued upon the surrender for exchange of Certificates, no dividend or distribution of Buyer shall relate to any fractional share, and such fractional share interests shall not entitle the owner thereof to vote or to any rights of a shareholder of Buyer. In lieu of any fractional share, the Exchange Agent shall pay to each holder of Company Common Shares who otherwise would be entitled to receive a fractional Buyer's Common Share an amount of cash (without interest) determined by multiplying (a) the Market Value (as defined below) by (b) the fractional share interest to which such holder would otherwise be entitled. "Market Value" shall mean Eighteen and 45/100 Dollars ($18.45).
         1.7.9 In the event any Certificates shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificate, upon the making of an affidavit of that fact by the holder thereof, such Buyer's Common Shares and cash for fractional shares, if any, as may be required pursuant hereto; provided, however that Buyer may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed Certificate to deliver a bond in such reasonable sum as it may direct as indemnity against any claim that may be made against Buyer, Merger Subsidiary, the Company, the Exchange Agent or any other party with respect to the Certificate alleged to have been lost, stolen or destroyed.
    1.8 Stock Options. Any Company Common Shares which are or would have been issued under any stock option granted by the Company, not to exceed 400 Company Class A Common Shares, and 2000 Company Class B Common Shares shall be exchanged for options to purchase such number of Buyer's Common Shares which would have been issuable pursuant to Section 1.7 of this Agreement if such option holders had exercised their options prior to the Effective Time and held such applicable numbers of Company Class A Shares or Company Class B Shares.
    1.9 Capitalization Changes. If, between the date of this Agreement and the Effective Time, the outstanding Buyer's Common Shares or Company Common Shares shall have been changed into a different number of shares or a different class by reason of any reclassification, recapitalization, split-up, combination, exchange of shares or stock dividend and the Conversion Ratio shall be appropriately adjusted.
    1.10 Closing. Subject to the provisions of Section 2 hereof, the closing of the transactions contemplated by this Agreement (the "Closing") shall take place as soon as practicable (but in no event later than three (3) business days) after satisfaction of all of the conditions to Closing at the offices of Maslon Edelman Borman & Brand, 3300 Norwest Center, Minneapolis,

Minnesota, or such other place and time as the parties may mutually agree. The date on which the Closing actually occurs is herein referred to as the "Closing Date."

2.  CONDITIONS TO THE MERGER
2.1 Conditions to the Obligations of Each Party. The obligations of the Company, Buyer and Merger Subsidiary to consummate the Merger are subject to the satisfaction of the following conditions:
         2.1.1 All authorizations, consents, orders or approvals of, or declarations or filings with, or expiration of waiting periods imposed by, any governmental agency or authority or any third party necessary for the consummation of the transactions contemplated hereby or required as a result of the transactions contemplated hereby and any documentation pertaining thereto or required in connection therewith shall have been filed, occurred or been obtained, including but not limited to:
              2.1.1.1 The expiration of any applicable waiting period under the HSR Act relating to the Merger.
              2.1.1.2 The consents, approvals, etc. required to continue in effect, without acceleration, the industrial revenue bonds currently issued and outstanding which were issued to finance the Company s facilities in Vista, California.
         2.1.2 No provision of any applicable law or regulation and no judgment, injunction, order or decree shall prohibit the consummation of the Merger.
         2.1.3 The registration statement to be filed with the United States Securities and Exchange Commission ( SEC ) by Buyer in connection with the issuance of shares of Buyer's Common Shares in the Merger (the "Registration Statement") pursuant to
Section 8.5 shall have become effective under the Securities Act or shall be eligible to become effective upon satisfaction of the conditions, if any specified by the SEC and shall not be the subject of any stop order or proceedings seeking a stop order.
         2.1.4 This Agreement shall have been approved and adopted by the affirmative vote of the holders of a majority of the outstanding shares of the Company's Common Stock entitled to vote thereon.
         2.1.5 No court, arbitrator or governmental body, agency or official shall have issued any Order (as defined herein), and there shall not be any Law (as defined herein), restraining or prohibiting the consummation of the Merger or the effective operation of the business of the Company and the Subsidiaries or the Buyer and its subsidiaries after the Effective Time, and no proceeding challenging this Agreement or the transactions contemplated hereby or seeking to prohibit, alter, prevent or materially delay the Merger shall have been instituted by any person before any court, arbitrator or governmental body, agency or official and be pending.
         2.1.6 The Company and its Shareholders shall have received from the Company's counsel or accountants such comfort as they reasonably may require that the Merger constitutes a tax free reorganization of the Company, the Merger Subsidiary and the Buyer.
         2.1.7 The Merger shall qualify for "pooling of interests" accounting treatment and reporting under GAAP (as defined herein) and the applicable SEC reporting rules and the Buyer shall have received a letter to such effect from its auditors.
         2.1.8 The Company shall have received a letter from an investment banker opining as to the relative value of the Class A and Class B Common Shares, which letter shall be acceptable to the Company and to the Buyer.
         2.1.9 The Company and its auditors shall have received written confirmation from Nimbus and its shareholders that the shareholder equity of Nimbus as of December 31, 1995, and as of the Closing was not less than $2,000.00.
    2.2 Conditions to the Obligations of Buyer and Merger Subsidiary. The obligations of Buyer and Merger Subsidiary to consummate the Merger are subject to the satisfaction of the following further conditions:
         2.2.1 The Company shall have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the Effec- tive Time, the representations and warranties of the Company contained in this Agreement and in any certificate or other writing delivered by the Company pursuant hereto shall be true in all material respects at and as of the Effective Time as if made at and as of such time and Buyer shall have received a certificate signed by the Chairman of the Board, the Chief Executive Officer, and the Controller of the Company to the foregoing effect.
         2.2.2 Buyer shall have received all documents it may reasonably request relating to the existence of the Company and the Subsidiaries (as defined herein) and the authority of the Company for this Agreement, all in form and substance satisfactory to Buyer.
         2.2.3 Buyer shall have been furnished at the Closing with the opinions of Luce, Forward, Hamilton & Scripps, counsel to the Company, dated the Closing Date, addressed to Buyer substantially in the form of Schedule 2.2.3 attached hereto.
         2.2.4 There shall not have occurred between the date hereof and the Effective Time any material adverse changes in the consolidated results of operations, condition (financial or otherwise), assets, liabilities (whether absolute, accrued, contingent or otherwise), business or prospects of the Company and the Subsidiaries.
         2.2.5 The Company will have as of the time of Closing, excluding from such calculations all costs and expenses incurred or attributable to this transaction: (i) a ratio of current assets to current liabilities of at least 1.2:1; (ii) current liabilities of not more than Five Million Four Hundred Thousand Dollars ($5,400,000); (iii) annualized revenues of not less than Nineteen Million Dollars ($19,000,000), (iv) average gross profit margins of not less than thirty-seven percent (37%);
(v) operating profit margins of not less than five percent (5%) as reflected on DSI s internal operating statements under the caption Income Before Income Tax Expense ; and (vi) "total shareholder s equity" of at least Five Million Eight Hundred Thousand Dollars ($5,800,000). The foregoing ratios and thresholds shall be determined without regard the to adjustments set forth in Schedule 2.2.5.
         2.2.6 Buyer shall have received the Investment Representation Letters in the form attached hereto as Schedule 2.2.6.
         2.2.7 Donald T. Bray shall have delivered to Buyer a non- competition agreement substantially in the form attached hereto as Schedule 2.2.7.
         2.2.8 Donald T. Bray shall have delivered to Buyer a consulting agreement substantially in the form attached hereto as Schedule 2.2.8 and Buyer shall have received documentation satisfactory to Buyer terminating that certain consulting agreement between DTB Consulting Services, Inc. and the Company dated January 1, 1996, without cost or expense to the Company other than payments to date as required thereunder.
         2.2.9 The Shareholders and key employees of the Company set forth in Schedule 2.2.9A as requested by Buyer shall have delivered to Buyer nondisclosure agreements substantially in the form attached hereto as Schedule 2.2.9B.
         2.2.10 The Shareholders shall have delivered to Buyer Assignments and Releases substantially in the form attached hereto as Schedule 2.2.10.
         2.2.11 The Buyer shall have completed its due diligence review, including a review of the audited financial statements for the Company for the fiscal year ending December 31, 1995, which financial statements shall include balance sheets for such period and statements of income and loss and statements of cash flows for such period, which financial statements shall be prepared in accordance with GAAP (as defined herein) and the Buyer shall be satisfied with the results of such review.
         2.2.12 Donald T. Bray shall deliver to the Buyer amendments to those certain option agreements between him and the Company, which amendments shall be substantially in the form attached hereto as Schedule 2.2.12.
         2.2.13 Bjarne Nicolaisen shall deliver to the Buyer amendments to those certain option agreements between him and the Company, which amendments shall be substantially in the form attached hereto as Schedule 2.2.13.
         2.2.14 The Buyer shall have received the written election of Donald T. Bray concerning the type of shares of Company Common Stock he will receive under his options with the Company to acquire Company Common Stock.
         2.2.15 The Buyer shall have received the written election of Bjarne Nicolaisen concerning the type of shares of Company Common Stock he will receive under his options with the Company to acquire Company Common Stock.
         2.2.16 The Company and its auditors shall have received an unconditional commitment from the shareholders of

Nimbus to contribute capital or take such other action as will allow Nimbus to continue to operate as a going concern through December 31, 1999, which commitment shall be reasonably acceptable to Buyer. The Company and its auditor shall have also received written confirmation from Nimbus and its shareholders that the shareholder equity of Nimbus at Closing is not less than Two Thousand Dollars ($2,000.00).
         2.2.17 The Company shall have been released from any liability under any guaranty of the Company for advances on or after the Effective Time.
         2. 2.18      The Company shall have terminated its Stock
Appreciation Rights Plan and delivered to the Buyer documentation reasonably acceptable to Buyer substantiating the termination of such plan and the release by the plan s participants of the Company from any liability under such plan.
         2.2.19 The Company or Buyer shall have received an Employment Agreement substantially in the form attached hereto as
Schedule 2.2.19.
    2.3 Conditions to Obligations of the Company. The obligations of the Company to consummate the Merger are subject to the satisfaction of the following further conditions:
         2.3.1 Buyer shall have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the Effective Time, the representations and warranties of Buyer contained in this Agreement and in any certificate or other writing delivered by Buyer to the Company pursuant hereto shall be true in all material respects at and as of the Effective Time as if made at and as of such time and the Company shall have received one or more certificates signed by the Chief Executive Officer and Chief Financial Officer and all other officers of Buyer to the foregoing effect.
         2.3.2 The Company shall have received all documents it may reasonably request relating to the existence of Buyer and its subsidiaries and the authority of Buyer for this Agreement, all in form and substance satisfactory to the Company.
         2.3.3 The Company shall have been furnished at the Closing with an opinion of Maslon Edelman Borman and Brand, counsel to Buyer dated the Closing Date, addressed to the Company substantially in the form attached hereto as Schedule 2.3.3.
         2.3.4 There shall not have occurred between the date hereof and the Effective Time any material adverse changes in the consolidated results of operations, condition (financial or otherwise), assets, liabilities (whether absolute, accrued, contingent or otherwise), business or prospects of Buyer and its Subsidiaries.
         2.3.5 Buyer shall have delivered to the Shareholders the Registration Rights Agreement set forth in
Schedule 2.3.5 and the Registration Statement referred to in
Section 8.5 shall be entitled to become effective under the applicable security law upon, or immediately after, the Effective Time.
         2.3.6 Each Shareholder holding five percent (5%) or more of the outstanding Company Common Shares shall have voted all such shares in favor of the approval and ratification of this Agreement and the transactions contemplated hereby.
         2.3.7 Donald T. Bray and Julianne Bray shall have been released from all personal guarantees which they have given on or prior to the Effective Time ( other than pursuant to this Agreement) in connection with the operations of the Company, including, but not limited to, the personal guaranty given in connection with the acquisition of the Company s current facility, or if such guaranty is not obtainable, Donald T. Bray and Julianne Bray shall have received from Buyer, Buyer s agreement to indemnify Donald T. Bray and Julianne Bray from any liability arising under such guaranty after the Effective Time, which agreement shall be reasonably acceptable to Donald T. Bray and Julie L. Bray.
         2.3.8 The Company s Shareholders shall have received from their counsel or accountants such comfort as they may reasonably require that the Merger constitutes a tax free reorganization of the Company, the Merger Subsidiary and the Buyer.
3.  THE SURVIVING CORPORATION
    3.1 Certificate of Incorporation. The certificate of incorporation of Merger Subsidiary in effect at the Effective Time shall be the certificate of incorporation of the Company as the Surviving Corporation until amended in accordance with applicable law, except that the name of the Company as the Surviving Corporation shall continue to be "DESALINATION SYSTEMS, INC."
    3.2 Bylaws. The bylaws of Merger Subsidiary in effect at the Effective Time shall be the bylaws of the Company as the Surviving Corporation until amended in accordance with applicable law.
    3.3 Directors and Officers. From and after the Effective Time, until successors are duly elected or appointed and qualified in accordance with applicable law, (a) the directors of Merger Subsidiary at the Effective Time shall be the directors of the Company as the Surviving Corporation, (b) the chief executive officer of the Merger Subsidiary at the Effective Time shall be the chief executive officer of the Company as the Surviving Corporation, and (c) the officers (other than the chief executive officer) of the Company at the Effective Time shall be the officers (other than the chief executive officer) of the Company as the Surviving Corporation.

4.  REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND  BRAY
    The Company and Bray represent and warrant to Buyer that:
    4.1 Corporate Existence and Power. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of California, and has all corporate powers and all governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted. The Company is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the property owned or leased by it or the nature of its activities makes such qualification necessary, except for those jurisdictions where the failure to be so qualified would not, individually or in the aggregate, have a material adverse effect on the condition (financial or otherwise), business, assets, results of operations or prospects of the Company and the Subsidiaries (as defined in Section 4.6), taken as a whole (a "Material Adverse Effect"). The Company has heretofore delivered to Buyer true and complete copies of the Company's articles of incorporation and bylaws as currently in effect.
    4.2 Corporate Authorization. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby are within the Company's corporate powers and, except for any required approval by the Company's Shareholders in connection with the consummation of the Merger, have been duly authorized by all necessary corporate action. This Agreement constitutes a valid and binding agreement of the Company.
    4.3 Governmental Authorization. The execution, delivery and performance by the Company of this Agreement and the consummation of the Merger by the Company require no action by or in respect of, or filing with, any governmental body, agency, official or authority other than:
         4.3.1       the filing of articles of merger in
accordance with California Law;
         4.3.2 compliance with any applicable requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR Act");
         4.3.3 compliance with any applicable requirements of the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the "Securities Act") and the Securities Exchange Act of 1934 and the rules and regulations promulgated thereunder (the "Exchange Act");
         4.3.4 compliance with any applicable requirements of state securities or "blue sky" laws (the "Blue Sky Laws").
    4.4 Non-Contravention. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby do not and will not:
         4.4.1 contravene or conflict with the articles of incorporation or bylaws of the Company;
         4.4.2 assuming compliance with the matters referred to in Section 4.3, contravene or conflict with or constitute a violation of any provision of any law, regulation, judgment, injunction, order or decree binding upon or applicable to the Company or any Subsidiary;
         4.4.3 except as set forth in Schedule 4.4.3 constitute a default under or give rise to a right of termination, cancellation or acceleration of any right or obligation of the Company or any Subsidiary or to a loss of any benefit to which the Company or any Subsidiary is entitled under any provision of any agreement, contract or other instrument binding upon the Company or any Subsidiary or any license, franchise, permit or other similar authorization held by the Company or any Subsidiary; or
         4.4.4 result in the creation or imposition of any Lien on any asset of the Company or any Subsidiary. For purposes of this Agreement, "Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset.
    4.5  Capitalization.
         4.5.1 The authorized capital stock of the Company consists of 50,000 shares of Company Class A Common Shares and 50,000 shares of Company Class B Common Shares ("Shares"). As of the date of this Agreement, there were outstanding 4,227 shares of Company Class A Common Shares, no par value per share and 4,480 shares of Company Class B Common Shares. All outstanding shares of capital stock of the Company have been duly authorized and validly issued and are fully paid and nonassessable. Set forth on Schedule 4.5.1 is a complete list of the holders directly or indirectly of all of the outstanding Securities (as defined herein) of the Company and its Subsidiaries which list sets forth the name, address, social security or tax identification number, and phone number of each such holder as well as the number and type of each security held or owned directly or indirectly by such holder. The holders of Common Shares of the Company are referred to herein as the "Shareholders".
         4.5.2 There were also available for purchase by individuals not more than 400 shares of Company Class A Common Shares and 2,000 shares of Company Class B Common Shares to be purchased at the prices and on the terms set forth in the option agreements attached hereto as Schedules 4.5.2A, B, C, and D.
Schedule 4.5.2E sets forth a list of all such option holders, the number and type of security to which the options apply as well as the exercise price thereof.
         4.5.3 Except as set forth in this Section, there are no:
              4.5.3.1 shares of capital stock or other voting securities of the Company;
              4.5.3.2        securities of the Company
convertible into or exchangeable for shares of capital stock or voting securities of the Company;
              4.5.3.3 options or other rights to acquire from the Company, and no obligation of the Company to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of the Company (the items in Sections 4.5.3.1, 4.5.3.2 and 4.5.3.3 being referred to collectively as the "Company Securities"). There are no outstanding obligations of the Company or any Subsidiary to repurchase, redeem or otherwise acquire any Company Securities.
              4.5.3.4 agreements to sell, transfer, or exchange shares between existing Shareholders, or shareholder rights which gives one stockholder preferential treatment over another, other than Donald Bray s divorce agreement dated May 16, 1980;
              4.5.3.5 business interests owned or controlled by one or more Shareholders which were a subsidiary or division of the Company after January 1, 1994; and
              4.5.3.6   business interests described in Section
4.5.3.5 that are not autonomous with respect to the Company as defined by Accounting Interpretation No. 27 (Enterprises Under Common Control in a Business Combination) or incapable of operating as viable economic entities in absence of a relationship with the Company.
         4.5.4 The Company s Desalination Systems, Inc. 1985 Incentive Stock Option Plan has terminated by its terms and has not been amended or had its term extended or been replaced by any other such stock option plan. Except as set forth in this Agreement or the Schedules hereto, no options have been granted pursuant to such stock option plan.
    4.6  Subsidiaries.
         4.6.1 Each Subsidiary is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation, has all corporate powers and all material governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted and is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the property owned or leased by it or the nature of its activities make such qualification necessary, except for those jurisdictions where failure to be so qualified would not, individually or in the aggregate, have a Material Adverse Effect. For purposes of this Agreement, "Subsidiary" means any entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are directly or indirectly owned by the Company. All Subsidiaries and their respective jurisdictions of incorporation are identified in
Schedule 4.6.
         4.6.2 Except as set forth on Schedule 4.6.2, all of the outstanding capital stock of, or other ownership interests in, each Subsidiary, is owned by the Company, directly or indirectly, free and clear of any Lien and free of any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other ownership interests).
         4.6.3  There are no outstanding:
              4.6.3.1 Securities (as such term is applied in interpreting the securities laws of the United States) of the Company, or any Subsidiary, which are convertible into or exchangeable for shares of capital stock or other voting securities or ownership interests in any Subsidiary; and
              4.6.3.2 Options or other rights to acquire from the Company or any Subsidiary, and no other obligation of the Company or any Subsidiary to issue, any capital stock, voting securities or other ownership interests in, or any securities convertible into or exchangeable for any capital stock, voting securities or ownership interests in, any Subsidiary (the items in Sections 4.6.3.1 and 4.6.3.2 being referred to collectively as the "Subsidiary Securities"). There are no outstanding obligations of the Company or any Subsidiary to repurchase, redeem or otherwise acquire any outstanding Subsidiary Securities.
    4.7 Securities Filings. The Company has delivered to Buyer all reports, statements, schedules and registration statements or other documents filed with the Securities and Exchange Commission (the "SEC") or the State of California pertaining to the issuance of securities, if any.
    4.8  Financial Statements.
         4.8.1 Except as set forth on Schedule 4.8, the reviewed consolidated financial statements for the years ending December 31, 1992, 1993, and 1994, and the audited consolidated financial statements (including the notes thereto) of the Company for the year ended 1995, a copy of which is included in Schedule
4.8 (collectively, the "Financial Statements") were prepared in accordance with the books and records of the Company and the Subsidiaries, and fairly present, in conformity with GAAP, the consolidated financial position of the Company and its consolidated subsidiaries as of the dates thereof and their consolidated results of operations, Shareholders' equity and cash flows for the periods then ended. For purposes of this Agreement, "Balance Sheet" means the audited consolidated balance sheets of the Company as of December 31, 1995.
         4.8.2 All account and note receivables reflected on the Balance Sheet and additional receivables thereafter acquired by the Company prior to the Effective Date have, except as provided in Schedule 4.8.2, arisen in the ordinary course of business. All such receivables are collectible in due course in the face amounts thereof (less, except in the case of any receivable due from Nimbus, any allowance for doubtful accounts as shown on the Balance Sheet).
         4.8.3 The maximum liability of the Company under the Stock Appreciation Rights Plan approved April 5, 1990, by the Company s Board of Directors does not exceed Twenty Thousand and no/100 Dollars ($20,000) in the aggregate.
         4.8.4 The outstanding amount due under the Promissory Note of Nimbus ("Nimbus Note"), dated December 20, 1989, in the original amount of Three Hundred Three Thousand Four Hundred Four and 75/100 Dollars ($303,404.75), as of March 1, 1996, was Two Hundred Forty Nine Thousand Nine Hundred Sixty One and 82/100 Dollars ($249,961.82).
    4.9  Disclosure Documents.
         4.9.1 None of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in the Registration Statement will, (i) at the time the Registration Statement is filed with the SEC, (ii) at the time they become effective under the Securities Act, (iii) at the date of mailing to Shareholders and (iv) at the times of the meetings of Shareholders to be held in connection with the Merger, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.
         4.9.2 None of the information supplied or to be supplied by the Company to Buyer will, (i) at the time the information is provided to Buyer, or (ii) at any time prior to the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.
    4.10 Absence of Certain Changes.  Except as set forth in
Schedule 4.10 or otherwise reported in the SEC filings listed in
Section 4.7 or reflected in the financial statements listed in
Section 4.8, since the date of the Balance Sheet, the Company and Subsidiaries have conducted their business in the ordinary course consistent with past practice and there has not been:
         4.10.1 any material adverse change in the business, assets, condition (financial or otherwise), results of operations or prospects of the Company and the Subsidiaries taken as a whole (a "Material Adverse Change") or any event, occurrence or development of a state of circumstances or facts which could reasonably be expected to result in a Material Adverse Change;
         4.10.2 any declaration, setting aside or payment of any dividend or other distribution with respect to any shares of capital stock of the Company or any repurchase, redemption or other acquisition by the Company or any Subsidiary of any outstanding shares of capital stock or other securities of, or other ownership interests in, the Company or any Subsidiary;
         4.10.3 any amendment of any material term of any outstanding security of the Company or any Subsidiary;
         4.10.4 any incurrence, assumption or guarantee by the Company or any Subsidiary of any indebtedness for borrowed money other than in the ordinary course of business and in amounts and on terms consistent with past practices;
         4.10.5 any creation or assumption by the Company or any Subsidiary of any Lien on any material asset other than in the ordinary course of business consistent with past practices;
         4.10.6 any making of any loan, advance or capital contributions to or investment in any person other than loans, advances or capital contributions to or investments in wholly-owned Subsidiaries made in the ordinary course of business consistent with past practices;
         4.10.7 any damage, destruction or other casualty loss (whether or not covered by insurance) affecting the business or assets of the Company or any Subsidiary which, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect;
         4.10.8 any transaction or commitment made, or any contract or agreement entered into, by the Company or any Subsidiary relating to its assets or business (including the acquisition or disposition of any assets) or any relinquishment by the Company or any Subsidiary of any contract or other right, in either case, material to the Company and the Subsidiaries taken as a whole, other than transactions and commitments in the ordinary course of business consistent with past practice and those contemplated by this Agreement;
         4.10.9 any change in any method of accounting or accounting practice by the Company or any Subsidiary, except for any such change required by reason of a concurrent change in generally accepted accounting principles;
         4.10.10 any (i) grant of any severance or termination pay to any director, officer or employee of the Company or any Subsidiary, (ii) entering into of any employment, deferred compensation or other similar agreement (or any amendment to any such existing agreement) with any director, officer or employee of the Company or any Subsidiary, (iii) any increase in benefits payable under any existing severance or termination pay policies or employment agreements, or (iv) any increase in compensation, bonus or other benefits payable to directors, officers or employees of the Company or any Subsidiary after December 31, 1995, except as disclosed on Schedule 4.10.10;
         4.10.11 any labor dispute, other than routine individual grievances, or any activity or proceeding by a labor union or representative thereof to organize any employees of the Company or any Subsidiary, which employees were not subject to a collective bargaining agreement at the Balance Sheet Date, or any lockouts, strikes, slowdowns, work stoppages or threats thereof by or with respect to such employees; or
         4.10.12 any unaccrued pay for any unused vacation for any employee.
    4.11 Real Property and Leaseholds.
         4.11.1      There is listed on Schedule 4.11:
              4.11.1.1 A description of each parcel of real property owned by, leased to or used in the business of the Company or any Subsidiary (collectively, the "Real Property") and the Company has delivered to the Buyer true, correct and complete legal descriptions and, to the extent available, surveys of each parcel of Real Property;
              4.11.1.2       A description of each lease,
sublease, or other license, use or occupancy agreement pertaining to any Real Property to which the Company or any Subsidiary is a party (collectively, the "Leases"); and
              4.11.1.3 A description of any option or right to purchase or lease any parcel of real property. The Company has delivered to Buyer true, correct and complete copies of the Leases.
         4.11.2       Except as indicated in Schedule 4.11:
              4.11.2.1        The Company or the relevant
Subsidiary, as the case may be, has marketable and insurable, indefeasible, fee simple title to, or in the case of the Leases has valid leasehold interests in, all of the Real Property, subject to liens of mortgages and other security interests in the Real Property as listed in Schedule 4.11.2.1 and, in all cases, subject to standard and customary exceptions which do not adversely affect the Company's or any Subsidiary's use, possession or rights to and in the Real Property;
              4.11.2.2 All of the Leases are in full force and effect and are valid, binding and enforceable in accordance with their respective terms and there does not exist under any of the Leases any event which with notice or lapse of time or both would constitute a default;
              4.11.2.3 All of the plants, buildings, structures and other improvements (including, without limitation, all of the electrical, plumbing, heating, HVAC and other building systems located therein) that are situated on the Real Property are in good operating condition and repair and have been reasonably maintained consistent with standards generally followed in the industry (ordinary wear and tear excepted), are suitable for their present uses and, in the case of plants, buildings and other structures (including without limitation, the roofs thereof), are structurally sound;
              4.11.2.4  There is legal access to the Real
Property via public roads or valid easements over private streets or private property for such ingress to and egress from the Real Property as is necessary for the conduct of the business of the Company and the Subsidiaries;
              4.11.2.5   Except as set forth in Schedule
4.11.2.5, which is reflected on surveys delivered to Buyer, none of the structures on the Real Property encroaches upon real property of another person, and no structure of any other person encroaches upon any of the Real Property in any manner which adversely affects the Company's or any Subsidiary's use, possession or rights to the Real Property;
              4.11.2.6 None of the Real Property is subject to any liens, claims or encumbrances except: (i) liens, claims or encumbrances disclosed on the Balance Sheet; (ii) liens for taxes not yet due or being contested in good faith (and for which adequate reserves have been established on the Balance Sheet); or
(iii) other recorded use and building restrictions and customary and normal easements for utilities and zoning restrictions, which do not adversely affect the Company's or any Subsidiary's use, possession or rights in the Real Property;
              4.11.2.7 All of the Real Property is serviced by all utilities as are necessary for the conduct of the Business and, to the Company's knowledge, there are no threatened curtailment or reduction of any such utilities;
              4.11.2.8 To the best knowledge of the Company, there are no developments affecting any of the Real Property pending or, threatened, which might materially detract from the value of such property, materially interfere with any present or intended use of such property or materially adversely affect the marketability or insurability of title to any Real Property.
    4.12 Tangible Personal Property.
         4.12.1  There is listed on Schedule 4.12:
              4.12.1.1 a description of each item of tangible personal property owned by the Company or any Subsidiary having on the date hereof either an original cost or estimated fair market value per unit in excess of $1,000.00 or not owned by the Company or any Subsidiary but in the possession of or used in the business of the Company or any Subsidiary and having rental payments therefor in excess of $100.00 per month or $1,000.00 per year;
              4.12.1.2 a description of the owner of, and any agreement relating to the use of, each such item of tangible personal property not owned by the Company or a Subsidiary and the circumstances under which such property is used; and
              4.12.1.3 a list of all personal property not located on the business premises of the Company, including the location of such personal property by street address and phone number, the value of such personal property, and the name of the entity which is in possession or control of such personal property.
         4.12.2      Except as indicated in Schedule 4.12:
              4.12.2.1 the Company or the relevant Subsidiary, as the case may be, has good and marketable title to each item of its tangible personal property listed pursuant to Section 4.12.1 free and clear of all liens, leases, encumbrances, claims under bailment and storage agreements, equities, conditional sales contracts, security interests, charges and restrictions, except for liens, if any, for personal property taxes not due;
              4.12.2.2 each item of tangible personal property listed pursuant to Section 4.12.1 leased by the Company or a Subsidiary is in such condition as of the date hereof that upon the return of such property to its owner in its present condition at the end of the relevant lease term or as otherwise contemplated by the applicable agreement between the Company or the relevant Subsidiary, as the case may be, and the owner or lessor thereof, the obligations of the Company or the relevant Subsidiary, as the case may be, to such owner or lessor will be discharged;

              4.12.2.3 the tangible personal property listed pursuant to Section 4.12.1.1 in Schedule 4.12 taken as a whole is in good operating condition and repair and is fit for its intended purposes; the Company has no knowledge of any defects or problems concerning such machinery and equipment; all of the machinery and equipment utilized by the Company in its ordinary course of business is adequate for existing levels of production as such production has been represented by the Company to Buyer; such machinery and equipment has been maintained in accordance with the original manufacturer's recommended maintenance schedules; and such machinery and equipment meets manufacturing performance specifications without major repair or overhaul of said equipment and
              4.12.2.4 the Company and each Subsidiary own or otherwise have the right to use all of the tangible personal property now used by them in the operation of their respective businesses or the use of which is necessary for the performance of any material contract, letter of intent or proposal to which any of them is a party.
    4.13 Intellectual Property.
         4.13.1 Schedule 4.13.1 contains a list of all inventions which are the subject of issued letters patent or an application therefor, all trade and service marks, logos, and slogans indicating which have been registered or for which an application for registration is pending and all writings or software for which a claim for copyright may exist whether such claim has been recorded or is pending, all manufacturing processes, technology, know-how, artwork, techniques, formulae, trade secrets, propriety information, ideas, algorithms, data bases, technical data, operating procedures, designs, specifications and methods and the like in each case which are owned, used or held for use by the Company or any Subsidiary marks, all rights in, to and under the foregoing and all licenses pertaining to any of the foregoing (collectively, the "Intellectual Property Rights"), specifying as to each, as applicable:
              4.13.1.1       The nature of such Intellectual
Property Right;
              4.13.1.2       The owner of such Intellectual
Property Right;
              4.13.1.3 The jurisdictions by or in which such Intellectual Property Right has been issued or registered or in which an application for such issuance or registration has been filed, including the respective registration or application numbers;
              4.13.1.4 The date such Intellectual Property Right was issued or registered;
              4.13.1.5 The date any registration of such Intellectual Property Right expires; and

     4.13.1.6       Licenses, sublicenses and other
agreements as to which the Company or any Subsidiary is a party and pursuant to which any person is authorized to use any Intellectual Property Right, including the identity of all parties thereto, a description of the nature and subject matter thereof, the applicable royalty and the terms thereof.
         4.13.2 The Company or a Subsidiary, as the case may be, is the sole and exclusive owner of, with all right, title and interest in and to (free and clear of any lien, claim, charge, pledge, security interest or encumbrance of any kind), the Intellectual Property Rights and has sole and exclusive rights (without being contractually obligated to pay any compensation to any third party in respect thereof) for the use thereof or the material covered thereby in connection with the services or products in respect of which they are being used.
         4.13.3 Except as set forth in Schedule 4.13.3, neither the Company nor any Subsidiary during the ten (10) years preceding the date of this Agreement has been sued or charged with or been a defendant in any claim, suit, action or proceeding relating to its business which has not been finally terminated prior to the date hereof and which involves a claim of infringement of any patents, trademarks, service marks, trade secrets or copyrights. Except as set forth in Schedule 4.13.3, there are no claims of infringements of any patents, trademarks, service marks, copyrights or trade secrets made by the Company or any Subsidiary. To the best knowledge of the Company, there are no infringements by any other person of any Intellectual Property Rights. No Intellectual Property Right is subject to any outstanding order, judgment, decree, stipulation or agreement restricting the use thereof by the Company or any Subsidiary or restricting the licensing thereof by the Company or any Subsidiary to any person. Except as set forth in Schedule 4.13.3, normal and customary implied warranties under the Uniform Commercial Code, or normal and customary warranties contained in purchase orders, neither the Company nor any Subsidiary has entered into any agreement to indemnify any other person against any charge of infringement of any patent, trademark, service mark, trade secret or copyright, which agreement is currently in effect or has not expired or terminated.
         4.13.4 Except as set forth in Schedule 4.13.1, none of the processes and formulae, research and development results and other know-how of the Company or any Subsidiary, the value of which to the Company or such Subsidiary is contingent upon maintenance of the confidentiality thereof, has been disclosed by the Company or any Subsidiary to any person other than employees, representatives and agents of the Company or the Subsidiaries, the Buyer and its representatives, technical consultants, and parts and material suppliers in the normal course of the Company's business, all of whom are subject to enforceable confidentiality agreements with the Company or the relevant Subsidiary.
         4.13.5 Schedule 4.13.5 is a true and complete list of all employees of the Company or any Subsidiary indicating which employees have executed confidentiality agreements for the benefit of the Company and its Subsidiaries, which agreements are enforceable by the Company and its Subsidiaries, and Schedule
4.13.5 further sets forth a true and complete copy of the form or forms of such confidentiality agreements.
         4.13.6 Except as set forth in Schedule 4.13.6, computer systems are fully operational and perform according to their specifications. All computer programs used in the Business are fully functional on the applicable Company s computers. To the best knowledge of the Company, the Company's computer systems include adequate manuals for the operation of all of the Company's computer equipment and computer programs. Except as identified in Schedule 4.13.6, the Company either owns all rights in any software used by it or has a valid and enforceable license (copies of which have been provided to Buyer) to use such software and, no such software is being used in violation of any such license. All such computer software and licenses to use such software are, except as set forth on Schedule 4.13.6, fully transferable and assignable without the payment of additional license or transfer fees.
    4.14 Permits. Schedule 4.14 sets forth all licenses, franchises, permits, governmental authorizations ( Permits ) owned or used by the Company. Except as indicated on Schedule 4.14, the specified Permits held or used by the Company are valid, and the Company has not received any notice that any governmental authority or other party intends to cancel, terminate or not renew any such Permit and the Company has provided Buyer with a true and complete copy of all documents relating to the Permits. There have not been any actions or other judicial or adversary proceedings involving the Company concerning any such Permits, nor to the best knowledge of the Company, is any such action or proceeding threatened nor is the Company aware of any facts or circumstances which may reasonably be expected to give rise to such an action or proceeding.
    4.15 No Undisclosed Material Liability. Except as otherwise specifically scheduled in this Agreement, there are no liabilities of the Company or any Subsidiary of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, and there is no existing condition, situation or set of circumstances which could reasonably be expected to result in such a liability, other than:
         4.15.1 liabilities disclosed or provided for in the Balance Sheet;
         4.15.2 liabilities incurred in the ordinary course of business consistent with past practice since the Balance Sheet Date, which in the aggregate are not material to the Company and the Subsidiaries, taken as a whole; and
         4.15.3      liabilities under this Agreement.
    4.16 Litigation. Except as set forth in Schedule 4.16, there is no action, suit, investigation or proceeding (or any basis therefor) pending against, or to the knowledge of the Company, threatened against or affecting, the Company or any Subsidiary or any of their respective properties before any court or arbitrator or any governmental body, agency or official.

     4.17 Taxes.  Except as set forth in Schedule 4.17:
         4.17.1 the Company and the Subsidiaries have timely filed, been included in or sent, and will, prior to the Closing, timely file, be included in or send all returns, declarations and reports and information returns and statements required to be filed or sent by or relating to any of them prior to the Closing relating to any Taxes (as defined below) with respect to any income, properties or operations of the Company or any Subsidiary prior to the Closing (collectively, the "Returns");
         4.17.2       as of the time of filing, the Returns:
              4.17.2.1 correctly reflected (and, as to any Returns not filed as of the date hereof, will correctly reflect) the facts regarding the income, business, assets, operations, activities and status of the Company and the Subsidiaries and any other information required to be shown therein;
              4.17.2.2 constitute (and, as to any Returns not filed as of the date hereof, will constitute) complete and accurate representations of the Tax liabilities for the periods covered; and
              4.17.2.3 accurately set forth all items (to the extent required to be included or reflected in the Returns) relevant to future Tax liabilities, including the Tax bases of properties and assets;
         4.17.3 the Company and the Subsidiaries have timely paid or made provision for all Taxes that have been shown as due and payable on the Returns that have been filed;
         4.17.4 the Company and the Subsidiaries have made or will make provision for all Taxes payable for any periods that end before the Closing for which no Returns have yet been filed and for any periods that begin before the Closing and end after the Closing to the extent such Taxes are attributable to the portion of any such period ending at the Closing;
         4.17.5 the charges, accruals and reserves for Taxes reflected on the Financial Statements are adequate to cover the Tax liabilities accruing or payable by the Company and the Subsidiaries in respect of periods prior to the date hereof;
         4.17.6 neither the Company nor any Subsidiary is delinquent in the payment of any Taxes or has requested any extension of time within which to file or send any Return, which Return has not since been filed or sent or will not be filed or sent;
         4.17.7 no deficiency for any Taxes has been proposed, asserted or assessed against the Company or any Subsidiary (or any member of any affiliated or combined group of which the Company or any Subsidiary is or has been a member for which either the Company or any Subsidiary could be liable);
         4.17.8 neither the Company nor any Subsidiary has granted any extension of the limitation period applicable to any Tax claims and neither the Company nor any Subsidiary has waived any such limitation period;

         4.17.9 neither the Company nor any Subsidiary is or has been a party to any tax sharing agreement with any corporation which, as of the Closing, is not a member of the affiliated group of which the Company is a member;
         4.17.10 neither the Company nor any Subsidiary has made any elec- tion under Section 341(f) of the Code;
         4.17.11     no Shareholder is a foreign citizen; and
         4.17.12 no Tax is required to be withheld pursuant to Section 1445 of the Code as a result of the transactions contemplated in this Agreement.
         4.17.13 Federal income tax returns of the Company and the Subsidiaries have not been examined by the Internal Revenue Service.
         4.17.14 "Tax" (and with the corresponding meaning "Taxes" and "Taxable") shall include (i) any net income, gross income, gross receipts, sales, use, ad valorem, franchise, profits, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property or windfall profit tax, custom duty or other tax, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest and any penalty, addition to tax or additional amount imposed by any taxing authority (domestic or foreign) and
(ii) any liability for the payment of any amount of the type described in clause (i) as a result of being a member of an affiliated or combined group.
    4.18 ERISA.
         4.18.1 Schedule 4.18 lists all employee welfare benefit plans and all employee pension benefit plans within the meaning of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") maintained or contributed to by the Company or any Subsidiary, and no trust funds are so maintained in connection with any employee welfare benefit plan. The Company has delivered or made available to Buyer a true, correct and complete copy of each employee benefit plan identified on
Schedule 4.18. As to each such employee benefit plan that is funded, the Company has delivered or made available to Buyer a true, correct and complete copy of the most recent annual financial report with respect to such plan, and any subsequent interim report. Each such financial report and interim report is an accurate description of the financial status of the subject employee benefit plan, and there have been no adverse changes in the financial status of any such employee benefit plan since the date of the most recent report provided with respect thereto.
         4.18.2 Schedule 4.18 specifically identifies each employee benefit plan which is represented to be a qualified plan under Section 401(a) of the Internal Revenue Code of 1986, as amended (the "Code"). With respect to each employee benefit plan so identified, the following are true: (i) the plan, in form and operation, currently satisfies, and for all years subsequent to the establishment of, such plan has satisfied, the qualification requirements of Section 401(a) or 403(a) of the Code, as applicable; and (ii) except as identified on Schedule 4.18, the Internal Revenue Service (the "IRS") has issued a favorable letter of determination with respect to the plan as amended to date, and all amendments required by the Code as a condition of retention of such qualified status as of the date hereof have been or will be adopted within time limits required to maintain such status. Each plan is and has been operating in compliance with all amendments required by the Tax Reform Act of 1986 and subsequent legislation and regulations. The Company has delivered or will deliver a true, correct and complete copy of all letters of determination with respect to all such plans as amended to date.
         4.18.3 The Company and each Subsidiary does not now maintain or contribute to, nor, except as set forth on
Schedule 4.18 has it at any time maintained or contributed to, any employee benefit plan which is subject to Title IV of ERISA. Except as set forth in Schedule 4.18, all contributions payable to any employee benefit plan for any plan year ending prior to the date hereof have been paid in full on a timely basis and no accumulated funding deficiency (as defined in Section 302(a)(2) of ERISA) has been incurred.
         4.18.4 The Company and each Subsidiary has not engaged in, nor entered into any arrangement pursuant to which any person or entity is contractually bound to enter into, any transaction which could result in imposition upon either the Company or any Subsidiary or Buyer or Merger Subsidiary of any excise tax under Sections 4971 through 4980B, inclusive, and
Section 5000 of the Code or civil liability under Section 502(i) or 502(l) of ERISA or otherwise incurred a liability for any excise tax, other than excise taxes which have heretofore been paid or have been accrued, and, in either case are fully reflected in the Company's consolidated financial statements as at December 31, 1995.
         4.18.5 The Company and each Subsidiary has (i) filed or caused to be filed on a timely basis each and every return, report, statement, notice, declaration and other document required to be filed with any governmental agency, federal, state and local (including, without limitation, the IRS, the Department of Labor, the Pension Benefit Guaranty Corporation and SEC) with respect to each employee benefit plan sponsored or maintained by the Company or any Subsidiary, and the Company delivered or made available to Buyer all records with respect to such plans as are required for their proper administration and proper continued reporting and disclosure; (ii) timely complied with all applicable participant disclosure requirements of ERISA; and
(iii) has maintained in full force and effect any bond required under ERISA in connection with such plans.
         4.18.6 Except in connection with the Subsidiaries, the Company and each Subsidiary is not and has never been a member of a controlled group of corporations, an unincorporated trade or business under common control, or a member of an affiliated service group (as such terms are defined in Sections 414(b), 414(c) and 414(m) of the Code), involving any other entity.
         4.18.7 Except as described in Schedule 4.18, there are no "leased employees" (as defined in Section 414(n) of the Code) who performed services for the Company or any Subsidiary, nor are there any persons who are anticipated to become leased employees with the passage of time.

         4.18.8 Except as described on Schedule 4.18, the Company and its Subsidiaries do not maintain any employee benefit plan providing benefits to former employees other than health coverage mandated by applicable law.
         4.18.9 The Company and its Subsidiaries have complied in all respects with the "COBRA" requirements of Section 4980B of the Code.
         4.18.10 There are no actions, suits or claims pending or, to the best knowledge of the Company, threatened with respect to any plan listed on Schedule 4.18 other than routine claims for benefits.
    4.19 Material Contracts.
         4.19.1 Except for agreements, contracts, plans, leases, arrangements or commitments disclosed in Schedule 4.19.1, which Schedule has been updated to a date which is within five
(5) business days prior to the date of this Agreement, or any other schedule to this Agreement, neither the Company nor any Subsidiary is a party to or subject to:
              4.19.1.1 any lease providing for annual rentals of $2,500.00 or more;
              4.19.1.2 any contract for the purchase of materials, supplies, goods, services, equipment or other-assets providing for (a) annual payments by the Company or any Subsidiary of $20,000.00 or more, or (b) payments of $100,000.00 or more in the aggregate over the term of any contract; provided, however, the list of purchase orders entered into in the ordinary course of business contained in Schedule 4.19.1 may be updated to a date which is ten (10) days prior to the date of this Agreement;
              4.19.1.3 any agency, representative, dealer, sales, distribution or other similar agreement or any other agreement providing for the sale by the Company or any Subsidiary of materials, supplies, goods, services, equipment or other assets (said Schedule 4.19.1 shall include the (a) names of the parties to each such agreement, (b) whether or not it is an exclusive agreement, and (c) the term of and termination provisions of each such agreement);
              4.19.1.4 any partnership, joint venture, or other similar contract arrangement or agreement;
              4.19.1.5       any contract relating to
indebtedness for borrowed money or the deferred purchase price of property (whether incurred, assumed, guaranteed or secured by any asset), except contracts relating to indebtedness incurred in the ordinary course of business in an amount not exceeding $2,500.00;
              4.19.1.6 any license agreements, franchise agreements or agreements in respect of similar rights granted to or held by the Company or any Subsidiary;
              4.19.1.7 any contract or other document that substantially limits the freedom of the Company or any Subsidiary to compete in any line of business or with any person or in any area or which would so limit the freedom of the Company or any Subsidiary after the Effective Time;
              4.19.1.8       foreign exchange, hedging or similar
contracts; or
              4.19.1.9 any other contract or commitment not made in the ordinary course of business which is material to the Company and the Subsidiaries taken as a whole.
         4.19.2 All agreements, contracts, plans, leases, arrangements and commitments disclosed pursuant to Section 4.19 (the "Material Contracts") are valid and binding agreements of the Company or a Subsidiary, are in full force and effect, and neither the Company, any Subsidiary nor, to the knowledge of the Company, any other party thereto is in default under the terms of any such Material Contract.
         4.19.3 Schedule 4.19.3 lists the names of all persons authorized to execute or otherwise obligate or commit the Company or any Subsidiary to material contracts, together with a description of the authority (and conditions thereof, if any) of each person with respect thereto.
    4.20 Insurance Coverage. The Company has furnished to Buyer a list of, and true and complete copies of, all insurance policies and fidelity bonds covering the assets, business, equipment, properties, operations, employees, officers and directors of the Company and the Subsidiaries. Except as set forth on Schedule 4.20, there is no claim by the Company or any Subsidiary pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds. All premiums payable under all such policies and bonds have been paid and the Company and the Subsidiaries are otherwise in full compliance with the terms and conditions of all such policies and bonds. Such policies of insurance and bonds (or other policies and bonds providing substantially similar insurance coverage) have been in effect since January 1, 1993 and remain in full force and effect. Such policies of insurance and bonds are of the type and in amounts customarily carried by persons conducting businesses similar to those of the Company and the Subsidiaries and; to the best knowledge of the Company, are adequate in amount, type and risk covered for the business of the Company and its Subsidiaries. The Company does not know of any threatened termination of, or premium increase with respect to, any of such policies or bonds. Schedule 4.20 also sets forth a list of all claims or payments in excess of $1,000.00 made under all insurance policies and bonds of the Company since December 31, 1990.
    4.21 Compliance with Laws. Except as specifically described in Schedules 4.17, 4.18 or 4.26, the conduct of business, and the ownership of assets, including Real Property, by the Company and the Subsidiaries has not violated and does not violate any applicable federal, state, local or foreign laws, statutes, ordinances, rules, and regulations (hereinafter collectively referred to as Laws ), nor any decrees (including but not limited to consent decrees, orders, judicial or administrative decisions, agreements or directives (hereinafter Orders ), nor any Permits (as defined above) or other similar items, including, but not limited to, any of the foregoing pertaining to the Real Property or relating to employment discrimination, occupational health and safety, zoning, city planning and Environmental Laws (as defined in Section 4.26). All governmental approvals and Permits required to conduct the business of the Company and the Subsidiaries have been obtained and are in full force and effect and have been, and are being complied with. Except as set forth in Schedules 4.17, 4.18 or 4.26, the completion of the transactions contemplated by this Agreement will not adversely affect the continued effectiveness of any such Permits.
    4.22 Finders' Fees. There is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf, of the Company or any Subsidiary who might be entitled to any fee or commission from Buyer or any of its affiliates upon consummation of the transactions contemplated by this Agreement.
    4.23 Employees. Except as set forth in Schedules 4.18, 4.19 or 4.23:
         4.23.1 the Company and each Subsidiary have paid in full, or fully accrued for in the Financial Statements, all wages, salaries, commissions, bonuses, severance payments, vacation payments, holiday pay, sick pay, pay in lieu of compensatory time and other compensation due or to become due to all current and former employees of the Company and each Subsidiary for all services performed by any of them;
         4.23.2 except as set forth in Schedule 4.23.2, upon the Effective Time, neither the Company, any Subsidiary, Buyer nor the Merger Subsidiary will be liable to any of said employees for "severance pay" or similar payment upon termination of any of said employees;
         4.23.3 the Company and the Subsidiaries are in compliance with all Laws relating to the employment of labor, including without limitation, laws, rules and regulations relating to the payment of wages, employment and employment practices, terms and conditions of employment, hours, immigration, discrimination, child labor, occupational health and safety, collective bargaining and the payment and withholding of Taxes and other sums required by governmental authorities;
         4.23.4 there is no unfair labor practice charge pending or, to the best knowledge of the Company, threatened against the Company or any Subsidiary before the National Labor Relations Board or any other federal, state or local agency or department;
         4.23.5 there have not been and there are no labor strike, dispute, slowdown, sympathy strike, lockout or other form of work stoppages pending or, to the best knowledge of the Company, threatened against or involving the Company or Subsidiary and there have not been and there are no recognitional picketing at any of the Company or any Subsidiary's locations;

         4.23.6 no grievance or any arbitration proceeding arising out of or under collective bargaining agreements is pending against the Company or any Subsidiary and no claim therefor has been asserted;
         4.23.7 no collective bargaining agreement is currently being negotiated by the Company or any Subsidiary;
         4.23.8 since January 1, 1995, there has not been any strike or work stoppage of any kind relating to employees of the Company or any Subsidiary;
         4.23.9 since January 1, 1995, to the knowledge of the Company and its Subsidiaries, there have been no attempts to organize any of the Company or the Subsidiaries employees; and
         4.23.10 to the knowledge of the Company and its Subsidiaries, no key employee of the Company or any Subsidiary or group of such employees is considering terminating his or their employment, and the Company and its Subsidiaries have no reason to believe that such action may be considered.
    4.24 Products. Except as set forth in Schedule 4.24, each of the products produced or sold by the Company and the Subsidiaries
(i) is and at all times has been, in compliance in all material respects with all applicable Laws and (ii) is, and at all relevant times has been, fit for the ordinary purposes for which such product is intended to be used and conforms in all material respects to any promises or affirmations of fact made on the container or label for such products or in connection with its sale. There is no design defect with respect to any of the products of the Company or the Subsidiaries, and each of such products contains adequate warnings, presented in a reasonably prominent manner, in accordance with applicable Laws and current industry practice with respect to the contents and use thereof. The current inventory of all products conforms with established performance specifications for such products and is saleable at historical margins within twelve (12) months of the Effective Time based upon the Company s sales experience for the calendar year 1995 and will, if sold within such period, conform with such established performance specifications. Nothing contained in the foregoing sentence shall be construed as a representation or warrant that such inventory will be sold within the twelve (12) months of the Effective Time.
    4.25 Other Information. None of the documents or information delivered to Buyer by the Company in connection with the transactions contemplated by this Agreement, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not misleading, except as set forth on Schedule 4.7. The financial projections relating to the Company and the Subsidiaries delivered to Buyer constitute the Company's best estimate of the information purported to be shown therein at the time such documents and information was delivered and the Company is not aware of any fact or information that would lead it to believe that such projections were incorrect or misleading in any material respect, except as provided in subsequent written information provided to the Buyer.
    4.26 Environmental Matters. Except as disclosed on Schedule
4.26:

         4.26.1 The Company and the Subsidiaries are conducting and have conducted their respective businesses and operations in compliance with all applicable Environmental Laws (as herein defined) and pursuant to all necessary government permits. The Company and the Subsidiaries are not violating and have not violated any Environmental Laws. There is no Environmental Claim (as herein defined) pending, or to the best knowledge of the Company, threatened, against the Company or any Subsidiary or with respect to any of their respective properties or assets;
         4.26.2 There are no events or incidents, including, without limitation, the release, emission, discharge, storage, generation, treatment or disposal of any Hazardous Substance (as herein defined), that could form the basis of any valid Environmental Claim against the Company or any Subsidiary, or with respect to any of their respective properties or assets. To the best knowledge of the Company, no property or facility now or previously owned or leased by the Company or any Subsidiary is listed or proposed for listing, as a site requiring investigation or clean-up;
         4.26.3 Neither the Company nor any Subsidiary has transported or arranged for the transportation (directly or indirectly) of any Hazardous Substance to any location which is listed or proposed for listing under CERCLA or any other similar Environmental Law, or which is the subject of federal, state, local or foreign enforcement actions or other investigation which may lead to claims against the Company or any Subsidiary for clean-up costs, remedial work, damages to natural resources or for personal injury claims.
         4.26.4 There have been no environmental investigations, studies, audits, tests, reviews or other analyses conducted by or which are in the possession of the Company or any Subsidiary, and there have been no Orders, in relation to any property or facility now or previously owned or leased by the Company or any Subsidiary which have not been delivered to Buyer prior to the date hereof.
         4.26.5 No Hazardous Substance has been generated, treated, stored, released, disposed or otherwise placed or located on or deposited in the Real Property or any real property previously owned, leased or used by the Company or any Subsidiary during or prior to the ownership, or during the lease or use, of such real property by the Company or any Subsidiary in an amount which would require cleanup or other remedial action under Environmental Laws.
         4.26.6 No above ground or underground tanks are or have ever been located under, in or about the Real Property or any real property previously owned, leased or used by the Company or any Subsidiary, which tanks were located on such real property during or prior to the ownership, lease or use of such real property by the Company or any Subsidiary. To the extent that such tanks are disclosed on Schedule 4.26, such tanks have been properly removed or are duly registered with all appropriate governmental and regulatory bodies and comply with all Environmental Laws.

         4.26.7       No Real Property or any real property
previously owned, leased or used by the Company or any Subsidiary is listed or, to the best knowledge of the Company, is proposed for listing, on the National Priorities List promulgated pursuant to CERCLA, or any other similar Environmental Laws.
         4.26.8 The following terms shall have the meanings set forth below:
              4.26.8.1 "Affiliate", as applied to any other Person, shall mean any other Person directly or indirectly controlling, controlled by or under common control with that Person, except for entities controlled by any directors of the Company, which entities are otherwise unaffiliated with or unrelated to the Company.
              4.26.8.2 "Environmental Claim" shall mean any notice alleging liability (including, without limitation, liability for investigatory costs, clean-up costs, monitoring costs, governmental response costs, natural resources damages, property damages, liability for nuisance or damage to property values, personal injuries or penalties) arising out of, based on or resulting from: (a) noncompliance with Environmental Laws by the Company, any Subsidiary, or by any of their respective
Affiliates, employees or agents, (b) the environmental condition of any real or personal pro- perty owned or leased by the Company or any Subsidiary, or (c) the release into the environment of any Hazardous Substance by the Company, any Subsidiary, any of their respective Affiliates, employees or agents.
              4.26.8.3 "Environmental Laws" shall mean all applicable Laws, Orders or Permits relating to: (a) pollution or protection of the environment, including natural resources; (b) exposure of any individual, including employees of the Company and the Subsidiaries, to any Hazardous Substance or other products, materials or chemicals; (c) protection of human health or welfare from the effects of products, by-products, wastes, emissions, discharges or releases of chemical or other substances from industrial or commercial activities; (d) regulation of the manufacture, use or introduction into commerce of substances, including, without limitation, use of or rights with respect to their manufacture, formulation, packaging, labeling, distribution, transportation, handling, storage and disposal; and
(e) regulation generally of the use of the environment, including, without limitation, ambient air, surface water, ground water, and surface or subsurface strata. For purposes of this definition, the term "Environmental Laws" shall include, without limitation, the following statutes: (a) the Clean Air Act, as amended, 42 U.S.C. Section 7401 et seq.; (b) the Federal Water Pollution Control Act, as amended, 33 U.S.C. Section 1251 et seq.; (c) the Resource Conservation and Recovery Act of 1976, as amended, 42 U.S.C. Section 6901 et seq. ("RCRA"); (d) the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. Section 9601 et seq., as amended by the Superfund Amendments and Reauthorization Act of 1986 ("CERCLA");
(e) the Toxic Substances Control Act, as amended, 15 U.S.C. Section 2601 et seq.; (f) the Occupational Safety and Health Act, as amended, 29 U.S.C. Section 651; (g) the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. Section 801 et seq. ("Right-to-Know-Act"); (h) the Mine Safety and Health Act of
1977, as amended, 30 U.S.C. Section 801 et seq.; (i) the Safe Drinking Water Act, 42 U.S.C. Section 3008 et seq.; and (j) all applicable United States, state, local and foreign laws, statutes, rules regulations, judgments, orders decrees, stipulations or charges.
              4.26.8.4       "Hazardous Substance" shall mean:
(a) any "hazardous substance" as defined in CERCLA, 42 U.S.C. Section 9601(14); (b) any "pollutant or contaminant" as defined in CERCLA, 42 U.S.C. Section 9601(33); (c) any "hazardous waste" as defined in RCRA, 42 U.S.C. Section 6903(5); (d) any asbestos, dioxins, polychlorinated biphenyls, uranium, radioactive isotopes and other nuclear by- products, toxic substances or petroleum products, by-products or derivatives; (e) any substance, whether liquid, solid or gas that presents a significant risk or an adverse or harmful effect upon human health, upon animals or upon air, water, land, natural resources or any other aspects of the environment; and (f) any other substance classified as hazardous, dangerous or otherwise regulated under any Environmental Law.
              4.26.8.5 "Person" shall mean any individual, corporation, partnership, firm, joint venture, association, joint stock company, trust, unincorporated organization, governmental or regulatory body or other entity.
         4.26.9 Schedule 4.26 shall include a list of (a) any Hazardous Substance which the Company or any Subsidiary produces or uses which is required to be listed and reported or disclosed by the Company to state or federal regulatory agencies under any applicable Environmental Law, and (b) any reporting or disclosure requirements, permits or registrations relating thereto, including the actual permit or registration number.
         4.26.10 The Company has met all the requirements of the Right-to- Know Act including employee training meetings and up-to-date employee manual references and evidence thereof has been made available to the Buyer.

    4.27 Customers and Suppliers.
         4.27.1 Schedule 4.27.1 contains a list of the greater of (i) the twenty largest customers and suppliers of the Company and Subsidiaries (when taken as a whole) or (ii) the largest customers and suppliers comprising twenty percent (20%) of the Company's and Subsidiaries' (when taken as a whole) sales or purchases (measured by dollar volume of purchases and sales on a consolidated basis, as applicable) during each of the last three (3) fiscal years and the dollar amount and percentage of the Company's and the Subsidiaries' business, on a consolidated basis, which each such customer or supplier represented. Neither the Company nor any Subsidiary is engaged in any material disputes with their respective customers or suppliers, including claims for product warranty. No such customer or supplier is considering termination, non-renewal or any adverse modification of its arrangements with the Company or the relevant Subsidiary and the transactions contemplated by this Agreement will not have a material adverse effect on the Company or the relevant Subsidiary relationship with any of its customers or suppliers.
         4.27.2 Except as set forth in Schedule 4.27.2, at no time during the two (2) years prior to the date hereof have the sales, manufacturing or other business operations of the Company or any Subsidiary been adversely affected by shortages or unavailability of products or raw materials necessary to sell or manufacture the products presently sold by the Company and the Subsidiaries.
    4.28 Indebtedness to and from Officers, Directors and Shareholders. Except as set forth on Schedule 4.28, neither the Company nor any Subsidiary is indebted, directly or indirectly, to any person who is an officer, director or shareholder of any of the foregoing or any affiliate of any such person in any amount whatsoever, other than for salaries for services rendered or reimbursable business expenses incurred in the ordinary course of business, nor is any such officer, director, shareholder or affiliate indebted to the Company or any Subsidiary except for advances made to employees of the Company or any Subsidiary in the ordinary course of business consistent with past practice to meet reimbursable business expenses anticipated to be incurred by such obligor.
    4.29 Banking Facilities. Schedule 4.29 contains a true and complete list of:
         4.29.1 each bank, savings and loan, trust company or similar financial institution in which the Company or any Subsidiary has an account or safety deposit box and the numbers of the accounts or safety deposit boxes maintained by the Company or any Subsidiary thereat; and
         4.29.2 the names of all persons authorized to draw on each such account, to sign checks on each account, to have access to any such safety deposit box facility or to authorize borrowings by the Company or any Subsidiary from a financial institution, together with a description of the authority (and conditions thereof, if any) of each such person with respect thereto.

    4.30 Vote Required. The affirmative vote of the majority of the outstanding Company Common Shares entitled to vote thereon is the only vote of the holders of any class or series of the Company's capital stock necessary to approve this Agreement and the transactions contemplated hereby.
    4.31 Anti-takeover Laws. There are no state or federal "anti-take-over" or similar laws that apply to this Agreement, the Merger or the transactions contemplated hereto and thereby, other than the Hart Scott Rodino Act.

5.  REPRESENTATIONS AND WARRANTIES OF BUYER
    Buyer represents and warrants to the Company that:
    5.1 Corporate Existence and Power. Each of Buyer and Merger Subsidiary is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation and has all corporate powers and all material governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted. The Buyer is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the property owned or leased by it or the nature of its activities makes such qualification necessary, except for those jurisdictions where the failure to be so qualified would not, individually or in the aggregate, have a material adverse effect on the condition (financial or otherwise), business, assets, results of operations or prospects of the Buyer and its subsidiaries, taken as a whole (a "Material Adverse Effect on Buyer"). Since the date of its incorporation, Merger Subsidiary has not engaged in any activities other than in connection with or as contemplated by this Agreement or in connection with arranging any financing required to consummate the transactions contemplated hereby.
    5.2 Corporate Authorization. The execution, delivery and performance by Buyer and Merger Subsidiary of this Agreement and the consummation by Buyer and Merger Subsidiary of the transactions contemplated hereby are within the corporate powers of Buyer and Merger Subsidiary and have been duly authorized by all necessary corporate action. This Agreement constitutes a valid and binding agreement of Buyer and Merger Subsidiary.
    5.3 Governmental Authorization. The execution, delivery and performance by Buyer and Merger Subsidiary of this Agreement and the consummation by Buyer and Merger Subsidiary of the transactions contemplated by this Agreement require no action by or in respect of, or filing with, any governmental body, agency, official or authority other than:
         5.3.1       the filing of articles of merger in
accordance with California law;
         5.3.2 compliance with any applicable requirements of the HSR Act;
         5.3.3 compliance with any applicable requirements of the Exchange Act; and

         5.3.4 compliance with any applicable requirements of the Blue Sky Laws.
    5.4 Non-Contravention. The execution, delivery and performance by Buyer and Merger Subsidiary of this Agreement and the consummation by Buyer and Merger Subsidiary of the transactions contemplated hereby do not and will not:
         5.4.1 contravene or conflict with the certificate of incorporation or bylaws of Buyer or Merger Subsidiary;
         5.4.2 assuming compliance with the matters referred to in Section 5.3, contravene or conflict with or constitute a material violation of any provision of Law or Order binding upon or applicable to Buyer, Merger Subsidiary or any other subsidiary of Buyer; or
         5.4.3 constitute a default under or give rise to any right of termination, cancellation or acceleration of any material right or obligation of Buyer or Merger Subsidiary or to a loss of any material benefit to which Buyer or Merger Subsidiary is entitled under any provision of any material agreement, contract or other instrument binding upon Buyer or Merger Subsidiary or any material license, franchise, permit or other similar authorization held by the Buyer or Merger Subsidiary, which lien would have a material adverse effect.
         5.4.4 result in the creation or imposition of any Lien on any asset of the Buyer or Merger Subsidiary which would have material adverse effect on the operations or financial condition of the Buyer.
    5.5 Capitalization. The authorized capital stock of the Buyer consists of 20,000,000 shares of common stock, $0.01 par value per share ("Buyer Shares"). As of December 31, 1995, there were outstanding 12,946,552 Buyer Shares which included employee and director stock options to purchase an aggregate of 173,368 Buyer Shares (of which options to purchase an aggregate of 109,293 Buyer Shares were exercisable). In addition, there are 377,825 Buyer Shares available for purchase and issuance pursuant to the Buyer's 1995 Employee Stock Purchase Plan. All outstanding shares of capital stock of the Buyer have been, and the shares of capital stock issuable in connection with the Merger when issued will be, duly authorized and validly issued and are fully paid and nonassessable. When the Buyer's Common Shares are in the possession of the Company's Shareholders following the consummation of the transactions contemplated hereby, they will be freely tradeable, subject only to the restrictions imposed by the Affiliate Letters, by law or governmental regulatory agency, and no governmental authority shall have imposed any restrictions on the offer or sale by the Company's Shareholders of the Buyer's Common Shares. Except as set forth in this Section, there are outstanding:
         5.5.1 no shares of capital stock or other voting securities of the Buyer;
         5.5.2 no securities of the Buyer convertible into or exchangeable for shares of capital stock or voting securities of the Buyer; and
         5.5.3 no options or other rights to acquire from the Buyer, and no obligation of the Buyer to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of the Buyer (the items in Sections 5.5.1, 5.5.2 and 5.5.3 being referred to collectively as the "Buyer Securities"). There are no outstanding obligations of the Buyer or any subsidiary of the Buyer to repurchase, redeem or otherwise acquire any Buyer Securities.
    5.6  Subsidiaries.
         5.6.1 Each subsidiary of the Buyer is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation, has all corporate powers and all material governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted and is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the property owned or leased by it or the nature of its activities make such qualification necessary, except for those jurisdictions where failure to be so qualified would not, individually or in the aggregate, have a Material Adverse Effect on Buyer. For purposes of this Agreement, a subsidiary of Buyer means any entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are directly or indirectly owned by the Buyer. All subsidiaries of the Buyer and their respective jurisdictions of incorporation are identified in the Buyer's Financial Statements for the fiscal year ended December 31, 1994 (the "Buyer 10-K").
         5.6.2 Except as set forth on Schedule 5.6.2, all of the outstanding capital stock of, or other ownership interests in, each subsidiary of the Buyer, is owned by the Buyer, directly or indirectly, free and clear of any Lien and free of any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other ownership interests). There are no outstanding:
              5.6.2.1 Securities (as defined above) of the Buyer, or any subsidiary of the Buyer, which are convertible into or exchangeable for shares of capital stock or other voting securities or ownership interests in any Subsidiary; and
              5.6.2.2 Options or other rights to acquire from the Buyer or any subsidiary of the Buyer, and no other obligation of the Buyer or any subsidiary of the Buyer to issue, any capital stock, voting securities or other ownership interests in, or any securities convertible into or exchangeable for any capital stock, voting securities or ownership interests in, any subsidiary of Buyer (the items in Sections 5.6.2.1 and 5.6.2.2 being referred to collectively as the "Buyer Subsidiary Securities"). There are no outstanding obligations of the Buyer or any subsidiary of the Buyer to repurchase, redeem or otherwise acquire any outstanding Buyer Subsidiary Securities.

    5.7  SEC Filings.
         5.7.1 The Buyer has delivered or will deliver prior to the Closing to the Company:
              5.7.1.1 the annual reports on Form 10-K for its fiscal years ended December 31, 1993, 1994 and 1995;
              5.7.1.2 its quarterly reports on Form 10-Q for each of its fiscal quarters ended March 31, 1995, June 30, 1995 and September 30, 1995;
              5.7.1.3 its proxy or information statements relating to meetings of, or actions taken without a meeting by, the shareholders of the Buyer held since January 1, 1994; and
              5.7.1.4        all of its other reports,
statements, schedules and registration statements filed with the Securities and Exchange Commission (the "SEC") since January 1, 1994.
         5.7.2 As of its filing date, each such report or statement filed pursuant to the Exchange Act did not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.
         5.7.3 Each such registration statement, as amended or supplemented, if applicable, filed pursuant to the Securities Act as of the date such statement or amendment became effective did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.
         5.7.4 No 8-K Event. Since December 31, 1995, Buyer has not filed nor has been obligated to file a Form 8-K under the Securities Exchange Act of 1934 (the "1934 Act") which Form 8-K filing reported or would have reported an event, action or other circumstance having or likely to have a Material Adverse Effect on Buyer.
         5.7.5 Commission Filings. Buyer has currently filed all documents and reports required to be filed by it with the Securities and Exchange Commission under the Exchange Act.
    5.8 Financial Statements. The audited consolidated financial statements, and the unaudited consolidated interim financial statements of the Buyer included in its annual reports on Form 10-K and the quarterly reports on Form 10-Q referred to in Section 5.7.1 and the audited consolidated financial statements (including the notes thereto) of the Buyer for the years ended December 31, 1994 and 1995 certified by Deloitte & Touche, a copy of which is included in Schedule 5.8 (collectively, the "Buyer's Financial Statements") were prepared in accordance with the books and records of the Buyer and its subsidiaries, and fairly present, in conformity with generally accepted accounting principles applied on a consistent basis (except as may be indicated in the notes thereto), the consolidated financial position of the Buyer and its consolidated subsidiaries as of the dates thereof and their consolidated results of operations, Shareholders' equity and cash flows for the periods then ended (subject to normal year-end adjustments in the case of any unaudited interim financial statements). For purposes of this Agreement, "Balance Sheet of the Buyer" means the consolidated balance sheets of the Buyer as of December 31, 1995 set forth in the Buyer's 10-K and "Balance Sheet Date" means December 31, 1995. The Buyer's audited consolidated financial statements for the year ended December 31, 1995 shall be consistent with the unaudited consolidated financial statements of the Buyer included in its quarterly reports on Form 10-Q referred to in Section 5.7.1 and, as of the Closing, shall present fairly, in conformity with generally accepted accounting principles applied on a consistent basis, the consolidated financial position of the Buyer and its consolidated subsidiaries as of the date thereof and the consolidated results of operations, shareholder's equity and cash flows for the period then ended.
    5.9  Disclosure Documents.
         5.9.1 The registration statement to be filed with the SEC pursuant to Section 8.5 in connection with the Merger, and any amendments or supplements thereto will, when filed, comply as to form in all material respects with the applicable requirements of the Securities Act.
         5.9.2 None of the information supplied or to be supplied by the Buyer for inclusion or incorporation by reference in the Registration Statement will: (i) at the time the Registration Statement is filed with the SEC, (ii) at the time they become effective under the Securities Act, (iii) at the date of mailing to Shareholders and (iv) at the times of the meetings of Shareholders to be held in connection with the Merger, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.
         5.9.3 Registration. The Registration Statement, and the Prospectus which forms a part thereof, filed by Buyer with the Securities and Exchange Commission, shall be in full force and effect and shall be current as of the Closing Date.
Any filings or pre-closing notifications required under any applicable state blue sky laws shall have been completed.
         5.9.4 Certain Tax Matters. Prior to the Closing, Buyer will be in control of Merger Subsidiary within the meaning of Section 368(c) of the Code. Buyer has no plan or intention to issue additional shares of Company stock within the meaning of
Section 368(c) of the Code. Buyer has no plan or intention to re- acquire any of its stock issued in connection with this transaction. Buyer has no plan or intention to liquidate the Company; to merge the Company with or into another corporation; to sell or otherwise dispose of the stock of the Company, except for transfers of stock to corporations controlled by Buyer; or to cause the Company to sell or otherwise dispose of any of its assets, except for dispositions made in the ordinary course of business or transfers of assets to a corporation controlled by the Company. Merger Subsidiary will have no liabilities assumed by the Company, and will not transfer to the Company any assets subject to liabilities, in the transaction. Upon the Closing, the Company will continue its historic Business or use a significant portion of its historic Business assets in a business. Buyer will not take any action that would result in the transaction failing to qualify as a tax-free reorganization under Section 368 of the Internal Revenue Code.
    5.10 Absence of Certain Changes.  Except as set forth in
Schedule 5.10 or otherwise reported in the SEC filings listed in
Section 5.7 or reflected in the financial statements listed in
Section 5.8, since the Balance Sheet Date, the Buyer and its subsidiaries have conducted their business in the ordinary course consistent with past practice and there has not been:
         5.10.1 any material adverse change in the business, assets, condition (financial or otherwise), results of operations or prospects of the Buyer and its subsidiaries taken as a whole (a "Material Adverse Change on Buyer") or any event, occurrence or development of a state of circumstances or facts which could reasonably be expected to result in a Material Adverse Change on Buyer;
         5.10.2 any amendment of any material term of any outstanding security of the Buyer or its subsidiaries;
         5.10.3 any damage, destruction or other casualty loss (whether or not covered by insurance) affecting the business or assets of the Buyer or any of its subsidiaries which, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect on Buyer;
    5.11 No Undisclosed Material Liabilities. Except as otherwise specifically scheduled in this Agreement or in the documents filed with the SEC and provided to the Company, there are no material liabilities of the Buyer or any of its subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, and there is no existing condition, situation or set of circumstances which could reasonably be expected to result in such a liability, other than:
         5.11.1 liabilities disclosed or provided for in the Balance Sheet of Buyer;
         5.11.2 liabilities incurred in the ordinary course of business consistent with past practice since the Balance Sheet Date, which in the aggregate are not material to the Buyer and its subsidiaries, taken as a whole; and
         5.11.3      liabilities under this Agreement.
    5.12 Litigation. Except as set forth in Schedule 5.12 and the SEC Filings, there is no action, suit, investigation or proceeding (or any basis therefor) pending against, or to the knowledge of the Buyer, threatened against or affecting, the Buyer or any of its subsidiaries or any of their respective properties before any court or arbitrator or any governmental body, agency or official the results of which would have a Material Adverse Effect on the operations or financial condition of the Buyer.
    5.13 Compliance with Laws. Except as specifically described in Schedule 5.13, the conduct of business, and the ownership of assets, including real estate, by the Buyer and the Subsidiaries has not violated and does not violate any applicable Laws, Orders and Permits (including, but not limited to, any of the foregoing pertaining to Real Estate or relating to employment discrimination, occupational health and safety, zoning, city planning and Environmental Laws (as defined in Section 4.26) the violation of which would have a Material Adverse Effect on the operations or financial conditions of the Buyer. All governmental approvals and Permits required to conduct the business of the Buyer and its subsidiaries have been obtained and are in full force and effect and have been, and are being complied with, which is not obtained or complied with would have a Material Adverse Effect on the operations or financial condition of the Buyer.
    5.14 Environmental Matters. The Buyer and its subsidiaries are conducting and have conducted their respective businesses and operations in material compliance with all applicable Environmental Laws (as herein defined) and pursuant to all necessary government permits the failure to comply with which or obtain would have a Material Adverse Effect on the operations or financial condition of the Buyer. There is no Environmental Claim (as herein defined) pending, or to the best knowledge of the Buyer, threatened, against the Buyer or any of its subsidiaries or with respect to any of their respective properties or assets which would if substantiated have a Material Adverse Effect on the operations or financial condition of the Buyer.
    5.15 Material Contracts.   All agreements, contracts, plans,
leases, arrangements and commitments disclosed in the Buyer's SEC filings referred to in Section 5.7 are valid and binding agreements of the Buyer or its subsidiary, are in full force and effect, and neither the Buyer, any of its subsidiaries nor, to the knowledge of the Buyer, any other party thereto is in default under the terms of any such agreement, contract, plan, lease, arrangement or commitment.
    5.16 WARN Act.  Upon the Closing and for a period of ninety
(90) days thereafter, Buyer shall not take any action which would in any way require the Company to comply with the Federal Worker Adjustment and Retraining Notification Act.
    5.17 Other Information. None of the documents or information delivered to the Company by the Buyer in connection with the transactions contemplated by this Agreement contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not misleading. The financial projections relating to the Buyer and its sub- sidiaries delivered to the Company constitute the Buyer's best estimate of the information purported to be shown therein at the time such documents and information was delivered and the Buyer is not aware of any fact or information that would lead it to believe that such projections are incorrect or misleading in any material respect.
    5.18 No Vote Required. No vote of the holders of the Buyer Common Shares are necessary to approve this Agreement and the transactions contemplated hereby.
    5.19 Finders' Fees. There is no investment banker, broker, finder or other intermediary who might be entitled to any fee or commission from the Buyer or any of its affiliates upon consummation of the transactions contemplated by this Agreement.
    5.20 Dissenting Shares. The Merger will not give rise to rights of appraisal or rights of payment to a holder of Buyer Common Shares who dissents from the Merger.

6.  COVENANTS OF THE COMPANY AND BRAY
    6.1 Conduct of the Company. From the date hereof until the Effective Time, except with the prior written consent of the Buyer, the Company and the Subsidiaries shall conduct their business in the ordinary course consistent with past practice and shall use their best efforts to preserve intact their business organizations and relationships with third parties and to keep available the services of their present officers and employees. Without limiting the generality of the foregoing, from the date hereof until the Effective Time neither the Company nor any Subsidiary will:
         6.1.1 make or propose any change in its Certificate or Articles of Incorporation or Bylaws as in force and effect on the date hereof;
         6.1.2 issue any capital stock or options, warrants or other rights to purchase any capital stock or any securities convertible or exchangeable for shares of such stock or commit to do any of the foregoing, except with respect to Company employees' stock purchase rights under the Company employee stock purchase plans subject to the limitations set forth in Section 1.8;
         6.1.3 make any amendment of any material term of any outstanding security of the Company or the Subsidiaries;
         6.1.4 borrow any money or incur, assume or guarantee any debt for borrowed money or prepay any indebtedness, except in the ordinary course of business;
         6.1.5 grant any severance or termination pay to any director, officer or employee of the Company or any Subsidiary that is inconsistent with written policies of the Company in effect as of December 31, 1995, which pertain to severance or termination pay, copies of which are attached hereto as Schedule 6.1.5;
         6.1.6 enter into of any employment, deferred compensation or other similar agreement (or any amendment to any such existing agreement) with any existing or prospective director, officer or employee of the Company or any Subsidiary;
         6.1.7 increase benefits payable under any existing severance or termination pay policies or employment agreements;
         6.1.8 increase compensation, bonus or other benefits payable to directors, officers or key employees of the Company or any of the Subsidiaries; or
         6.1.9 other than as disclosed herein, make any loan, advance or capital contribution to or investment in any person or otherwise pledge the credit of the Company or any Subsidiary, or mortgage, pledge or subject to any of their respective assets to any Liens, claims or encumbrances, except for employee advances, sales to customers on credit or loans, advances or investments in wholly- owned Subsidiaries, all in the ordinary course of business consistent with past practices;
         6.1.10 fail to comply with any laws, ordinances, regulations or other governmental restrictions applicable to the Company or any Subsidiary, including, but not limited to, any Environmental Law which has had or would reasonably be expected to have a Material Adverse Effect;
         6.1.11 declare or pay any dividend or distribution on any share of capital stock or other securities of the Company or any Subsidiary;
         6.1.12 repurchase, redeem or otherwise acquire any outstanding capital stock or other securities of, or other ownership interests in the Company or any Subsidiary;
         6.1.13 merge or consolidate with, purchase substantially all or any substantial part of the assets of, or otherwise acquire any business or any proprietorship, firm, association, corporation or other business organization or division thereof;
         6.1.14 make any change (except for changes in authorized signatories arising out of personnel changes) in the banking or safety deposit box arrangements of the Company or any Subsidiary;
         6.1.15 grant any powers of attorney (other than special powers of attorney granted in the ordinary course of business with respect to tax or customs matters);
         6.1.16 make, or make any commitments for, capital expenditures exceeding $25,000.00 for any individual commitment or $200,000.00 for all such commitments taken in the aggregate, without the prior written consent of the Buyer which consent shall not be unreasonably withheld provided, however, said written consent shall not be necessary in the event of a bona-fide emergency wherein the Company will suffer irreparable harm if it does not make the capital expenditure immediately (provided that the Company shall notify the Buyer of such bona fide emergency and review the same, and any actions taken as a result thereof, with the Buyer as soon as practical after such bona fide emergency);
         6.1.17 adopt, amend or terminate or propose to adopt, amend or terminate any Welfare Plan, Retirement Plan or Benefit Arrangements;
         6.1.18 engage in any transaction, commitment, contract or agreement relating to their assets or business (including the acquisition or disposition of any assets) or relinquishment of any contract or other right, in either case, material to the Buyer and its subsidiaries taken as a whole, other than transactions and commitments in the ordinary course of business consistent with past practice and those contemplated by this Agreement;
         6.1.19 change any method of accounting or accounting practice by the Company or any of the Subsidiaries, except for any such change required by reason of conforming to the generally accepted accounting principles of the Buyer;

         6.1.20 settle, compromise or otherwise resolve any litigation pending; or
         6.1.21 engage in or enter into any material transaction of any nature not expressly permitted by this Section 6.1, except transactions in the ordinary course of business of the Company or any Subsidiary.
    6.2 Letter of the Company's Accountants. The Company shall cause to be delivered to Buyer a letter of the Company's independent auditors, dated a date within two business days before the date on which the Registration Statement shall become effective and addressed to Buyer, in form and substance reasonably satisfactory to Buyer, and in scope and substance consistent with applicable professional standards for letters delivered by independent public accountants in connection with Registration Statements.
    6.3 Access to Information. From the date hereof until the Effective Time, the Company will give Buyer, its counsel, financial advisors, auditors and other authorized representatives full access to the offices, properties, books and records of the Company and the Subsidiaries, will furnish to Buyer, its counsel, financial advisors, auditors and other authorized representatives such financial and operating data and other information as such persons may reasonably request and will instruct the Company's employees, counsel and financial advisors to cooperate with Buyer in its investigation of the business of the Company and the Subsidiaries; provided that no investigation pursuant to this Section shall affect any representation or warranty given by the Company to Buyer hereunder.
    6.4  Other Offers.
         6.4.1 From the date hereof until the termination hereof, the Company and the Subsidiaries and the officers, directors, employees or other agents of the Company and the Subsidiaries ("Personnel") including, without limitation, its respective counsel, accountants, investment advisors or other advisors or representatives, will not, directly or indirectly,
(a) take any action to solicit, initiate or encourage, or take any other action to facilitate, any Acquisition Proposal (as hereinafter defined) or (b) engage in negotiations with, or disclose any nonpublic information relating to the Company or any Subsidiary or afford access to the properties, books or records of the Company or any Subsidiary to, any Person that may be considering making, or has made, an Acquisition Proposal. The Company will promptly notify Buyer after receipt of any Acquisition Proposal or any indication that any person is considering making an Acquisition Proposal or any request for nonpublic information relating to the Company or any Subsidiary or for access to the properties, books or records of the Company or any Subsidiary by any Person that may be considering making, or has made, an Acquisition Proposal (including the terms thereof and the identity of the third party) and will keep Buyer fully informed of the status and details of any such Acquisition Proposal, indication or request including furnishing the Buyer a copy of any such Acquisition Proposal, indication or request.
The term "Acquisition Proposal" as used herein means any offer or proposal for, or any indication of interest in, a tender offer or a merger or other business combination involving the Company or any Subsidiary or the acquisition of any equity interest in, or a substantial portion of the assets of, the Company or any Subsidiary, other than the transactions contemplated by this Agreement. Notwithstanding the foregoing, the Company and the Company's Personnel may, under the circumstances described herein
(i) communicate with (but not solicit or negotiate with, other than pursuant to clause (ii) of this sentence) any third party and (ii) if any third party makes a Bona Fide Unsolicited Offer (as hereinafter defined), furnish information concerning the Company or its business to, and negotiate with, such third party. For the purposes hereof, a "Bona Fide Unsolicited Offer" shall mean any unsolicited written inquiry, proposal or offer respecting a potential Acquisition Proposal, other than any such inquiry, proposal or offer that, after due consideration thereof, is expressly determined by the Company not to be reasonably likely to result in the receipt by the stockholders of the Company of an economic consideration superior to the consideration payable pursuant to Section 1.3 hereof. Nothing in this Agreement shall be construed or deemed to preclude the Company or the Company's Personnel at any time from furnishing any information concerning the Company or its business to a third party making an unsolicited written inquiry, proposal or offer, or from taking any other action, if the Company concludes after due consideration, which shall include consultation with legal counsel, that fiduciary duty requires the furnishing of such information or taking of such other action.
    6.5 Notices of Certain Events. The Company shall promptly notify Buyer of:
         6.5.1 any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;
         6.5.2 any notice or other communication from any governmental or regulatory agency or authority in connection with the transactions contemplated by this Agreement; and
         6.5.3 any actions, suits, claims, investigations or proceedings commenced or, to the best of its knowledge threatened against, relating to or involving or otherwise affecting the Company or any Subsidiary which, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 4.16 or which relate to the consummation of the transactions con- templated by this Agreement.
    6.6 Affiliates. At least 40 days prior to the Closing Date, the Company shall deliver to Buyer a letter identifying all persons who are, at the time this Agreement is submitted for approval to the Shareholders of the Company "affiliates" of the Company for purposes of Rule 145 under the Securities Act or Accounting Standards Releases 130 and 135 (FRR Section 201) pertaining to pooling of interests accounting. The Company shall use all reasonable efforts to cause each person named in the letter delivered by it to deliver to the other party at least 30 days prior to the Closing Date a written "affiliates" agreement, in customary form, restricting the disposition by such person of the Buyer's Common Shares to be received by such person in the Merger (the "Affiliate's Letters").
    6.7 Environmental Site Assessments. The Company shall make its Real Property available and otherwise cooperate with the Buyer in order that Buyer can obtain, at its sole cost and expense, Phase I Environmental Site Assessments on all Real Property owned, leased or used by the Company or any Subsidiary since December 31, 1994. Upon a finding under any Phase I Environmental Site Assessment of evidence of or the possibility of any Hazardous Substance or Environmental Claim, the Buyer may determine to cause such additional investigations or assessments to be accomplished and the Company will also make the Real Property available and otherwise cooperate with respect thereto. The Buyer shall provide to the Company and the Company shall provide to the Buyer copies of all Phase I and Phase II Environmental Site Assessments and Schedule 4.26 shall include the results of such Environmental Site Assessments.
    6.8 Confidentiality Agreements. Prior to the Effective Time, the Company and each Subsidiary shall cause substantially all of its employees who have not previously executed the form employment agreement set forth in Schedule 4.13.5 to execute such employment agreement.
    6.9  Ownership of Subsidiaries.  Except as set forth in
Schedule 6.9, prior to the Effective Time, all of the outstanding capital stock of, or other ownership interests in, each Subsidiary, which is not owned by the Company will have been acquired by the Company or another person acceptable to the Buyer, or, in the alternative, each owner, other than the Company, of capital stock in a Subsidiary, which is required by applicable law to remain an owner, shall enter into a binding nominee or similar agreement regarding the transfer of such capital stock, in form and substance acceptable to the Buyer and subject to applicable law.
    6.10 Voting Shares. Bray will vote all of his shares of Company Common Stock owned directly or beneficially by him in favor of the adoption of this Agreement at the meeting of the Company s Shareholders and will cause all shares of Company Common Stock owned by his spouse to be cast in favor of the adoption of this Agreement at the meeting of the Company s Shareholders.

7.  COVENANTS OF BUYER
    7.1 Board of Directors of Buyer. Promptly after the Effective Time, in accordance with the articles and bylaws of Buyer, the Board of Directors of Buyer shall increase its size by one (1) and shall elect Donald T. Bray as a director of Buyer.
    7.2 Obligations of Merger Subsidiary. Buyer will take all action necessary to cause Merger Subsidiary to perform its obligations under this Agreement and to consummate the Merger on the terms and conditions set forth in this Agreement.

    7.3 Voting of Shares. Buyer will vote all Merger Subsidiary Shares beneficially owned by it in favor of adoption of this Agreement at the shareholder meeting of the Merger Subsidiary.
    7.4 Director and Officer Liability. Buyer will cause the Surviving Corporation to indemnify and hold harmless the present and former officers and directors of the Company in respect of acts or omissions occurring prior to the Effective Time to the extent provided under the Company's certificate of incorporation and bylaws in effect on the date hereof; provided that such indemnification shall be subject to any limitation imposed from time to time under applicable law, including, without limitation, as circumscribed by the California business corporation law for
(i) willful failure to deal fairly in a case of a material conflict of interest, (ii) violation of criminal law, (iii) a transaction wherein improper personal profit was derived, or (iv) willful misconduct. The Buyer shall cause the Surviving Corporation to maintain directors and officers liability insurance covering such indemnification obligation for a period of three (3) years after the Effective Time.
    7.5 Conduct of the Buyer. From the date hereof until the Effective Time, except with the prior written consent of the Company, the Buyer and its subsidiaries shall conduct their business in the ordinary course consistent with past practice. Without limiting the generality of the foregoing, from the date hereof until the Effective Time neither the Buyer nor any of its subsidiaries will:
         7.5.1 make or propose any change in its Certificate or Articles of Incorporation or Bylaws as in force and effect on the date hereof;
         7.5.2 issue any capital stock or options, warrants or other rights to purchase any capital stock or any securities convertible or exchangeable for shares of such stock or commit to do any of the foregoing, except pursuant to currently outstanding options or plans disclosed in this Agreement;
         7.5.3 fail to comply with any laws, ordinances, regulations or other governmental restrictions applicable to the Company or any Subsidiary, including, but not limited to, any Environmental Law which causes, or may cause, a material adverse effect on the Buyer or any of its subsidiaries, or their business, financial position or properties taken as a whole; or
         7.5.4 declare or pay any dividend or distribution on any shares of capital stock or other securities of the Buyer or any of its subsidiaries.
    7.6 Letter of the Buyer's Accountants. Buyer shall cause to be delivered to the Company a letter of Deloitte and Touche, the Buyer's independent auditors, dated a date within two (2) business days before the date on which the Registration Statement shall become effective and addressed to the Company, in form and substance reasonably satisfactory to the Company, and in scope and substance consistent with applicable professional standards for letters delivered by independent public accountants in connection with Registration Statements.

    7.7 Access to Information. From the date hereof until the Effective Time, the Buyer will give the Company, its counsel, financial advisors, auditors and other authorized representatives full access to the offices, properties, books and records of the Buyer and its subsidiaries, will furnish to the Company, its counsel, financial advisors, auditors and other authorized representatives such financial and operating data and other information as such persons may reasonably request and will instruct Buyer's employees, counsel and financial advisors to cooperate with the Company in its investigation of the business of the Buyer and its subsidiaries; provided that no investigation pursuant to this Section shall affect any representation or warranty given by Buyer to the Company hereunder.
    7.8 Notices of Certain Events. Buyer shall promptly notify the Company of:
         7.8.1 any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;
         7.8.2 any notice or other communication from any governmental or regulatory agency or authority in connection with the transactions contemplated by this Agreement; and
         7.8.3 any actions, suits, claims, investigations or proceedings commenced or, to the best of its knowledge threatened against, relating to or involving or otherwise affecting Buyer or any of its subsidiaries which, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 5.12 or which relate to the consummation of the transactions con- templated by this Agreement.
    7.9 New York Stock Exchange Approval. Prior to the Effective Date, Buyer shall provide for the listing of Buyer's Common Shares issued in connection with the Merger with the New York Stock Exchange ( NYSE ), including providing applicable written notice to NYSE.

8.  COVENANTS OF BUYER AND THE COMPANY
    8.1 Reasonable Commercial Efforts. Subject to the terms and conditions of this Agreement, each party will use reasonable commercial efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate the transactions contemplated by this Agreement.
    8.2 Certain Filings. The Company and Buyer shall cooperate with one another (a) in determining whether any action by or in respect of, or filing with, any governmental body, agency or official, or authority is required (including, without limitation, any filing requirements under the Hart-Scott-Rodino
Act), or any actions, consents, approvals or waivers are required to be obtained from parties to any material contracts, in connection with the consummation of the transactions contemplated by this Agreement, and (b) in seeking any such actions, consents, approvals or waivers or making any such filings, furnishing information required in connection therewith and seeking timely to obtain any such actions, consents, approvals or waivers.
    8.3 Public Announcements. Each of the parties hereto agree that all press releases and other announcements, whether written or oral, to be made by any of them with respect to the Merger shall be subject to mutual agreement and consent prior to the dissemination thereof; provided, however, either party may make any announcements required by applicable law or NYSE rules so long as the party so required notifies the other party promptly upon learning such requirement and in good faith attempts to comply with this Section 8.3.
    8.4 Further Assurances. At and after the Effective Time, the officers and directors of the Surviving Corporation will be authorized to execute and deliver, in the name and on behalf of the Company or Merger Subsidiary, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company or Merger Subsidiary, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets of the Company acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.
    8.5 Preparation of Registration Statement. The Buyer shall prepare and file with the SEC a Registration Statement on Form S-3 covering all of the Osmonics Common Shares to be issued pursuant to this Agreement as soon as practicable after the date of this Agreement, including if permitted under Form S-3, the Osmonics Common Shares to be issued upon the exercise of all stock options of the Company which are vested as of the date of
this Agreement.   Each of Buyer and the Company shall use all
reasonable efforts to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing. Buyer shall also take any action (other than qualifying to do business in any jurisdiction in which it is now not so qualified) required to be taken under any applicable state securities laws in connection with the issuance of Buyer's Common Shares in the Merger of the Company, and shall furnish all information concerning the Company and the holders of the Company's Common Stock and as may be reasonably requested in connection with such action. If the Osmonics Common Shares to be issued upon the exercise of all stock options of the Company which are vested as of the date of this Agreement can not be covered under the Form S-3 to be filed after the execution of this Agreement, Osmonics will file either a Form S-3 or Form S-8 Registration Statement with respect to such shares upon sixty
(60) days prior written request of the original option holder or his personal representatives, or any person or persons to whom the rights of the option holder under the option pass by Will or by the applicable laws of descent and distribution, provided such request occurs after the exercise of all such vested options held by such original optionee. Osmonics will enter into a Registration Rights Agreement substantially in the form attached to the Investment Representation Letter attached hereto as
Schedule 2.3.5 with each such original option holder.

    8.6 Shareholder Meetings. The Company shall, after receiving the information materials from the Buyer, call a meeting of its Shareholders to be held as promptly as practicable for the purpose of voting upon the approval of this Agreement. The Company will, through its Boards of Directors, recommend to its Shareholders approval of such matters. The Buyer will provide such information materials to the Shareholders as soon as practicable after the date hereof, but in no event later than the date that is fifteen (15) business days from the date hereof.
    8.7 Tax-Free Reorganization and Pooling Treatment. Neither the Company, the Subsidiaries, the Buyer nor the Buyer's subsidiaries shall take or cause to be taken any action, whether before or after the Effective Time, that would disqualify the Merger as a "reorganization" within the meaning of Section 368(a) of the Code or disqualify the Merger from being accounted for as a "pooling of interests". None of the Shareholders shall transfer any of the Buyer s Common Shares issued in connection with this transaction prior to the date after the Effective Date on which the first consolidated financials statements are made public which financial statements contain the results of the combined operations of the Company and Buyer after the Effective Date; such date shall be no later than November 15, 1996, provided the Effective Time is on or before August 31, 1996.
    8.8  Confidentiality.
         8.8.1 Each party will treat all information whether written, visual, orally or electronically furnished or provided by the other party (the "Evaluation Material") as confidential information, and to observe the rules of disclosure and communications set forth herein. Prior to any of party s affiliates or its affiliates' agents, advisors, attorneys, consultants or representatives (hereinafter collectively "Representatives" and individually "Representative") being given access to the Evaluation Material, each such affiliate and Representative shall be advised of the confidential nature of the Evaluation Material and shall agree to be bound by the terms of this Section 8.8.
         8.8.2 For purposes of this Agreement, Evaluation Material shall include, without limitation, all data, reports, analyses, compilations, studies, forecasts, earnings, projections, records and other materials. Each party's obligations of confidentiality and the agreements herein contained shall not apply as to particularly portions of the Evaluation Material if such information:
              8.8.2.1 is or becomes generally available to the public other than as a result of a disclosure by such party, its affiliates or its Representatives;
              8.8.2.2   was available to such party on a
non-confidential basis prior to its disclosure;
              8.8.2.3 becomes available to such party on a non-confidential basis from a source other than the other party or its agents, advisors or representatives; or
              8.8.2.4 is developed by such party independently of any disclosure by the other party.

         8.8.3 Neither party will use the Evaluation Material for any purpose other than in connection with the Merger. Neither party will disclose or allow disclosure to others of any Evaluation Material, except to such party's affiliates or Representatives, in each case, to the extent necessary to permit such affiliate or Representative to assist such party in connection with the Merger. Each party will, within ten (10) days of the other party's request, re-deliver to the other party all copies of the Evaluation Material in its possession or that of its affiliates or Representatives if this Agreement is terminated.
         8.8.4 In the event that any party or anyone to whom any Evaluation Material is transmitted in accordance with this Agreement are requested in connection with any proceeding to disclose any Evaluation Material, such party will give the other party prompt notice of such request so that the other party may seek an appropriate protective order or other remedy or waive compliance with the provisions of this Agreement, and such party will cooperate with the other party to obtain such protective order. In the event that such protective order or other remedy is not obtained, or the other party waives compliance with the relevant provisions of this Agreement, such party (or such person to whom such request is directed) will furnish only that portion of the Evaluation Material which is required to be disclosed.
         8.8.5 Each party acknowledges that money damages would not be sufficient remedy for any breach of this Section 8.8 and that, in addition to all other remedies, each party shall be entitled to specific performance and injunctive or other equitable relief as a remedy for any such breach.
         8.8.6 Because each party has received or will receive information that has not been disclosed to the public (commonly known as "insider information"), each party hereby acknowledges that buying or selling the Buyer s stock may violate the Exchange Act and neither party will trade such stock until it is appropriate to do so.
    8.9  Post Effective Time Covenants.
         8.9.1 The Donald T. Bray, Buyer and Company will use commercially reasonable efforts to collect all account and note receivables (the Receivables ) of the Company as of the
Effective Time.   All Receivables (other than the $750,000 note
payable by Donald T. Bray (the Bray Note ) and other than any note, trade or other receivable due from Nimbus, including but not limited to the Nimbus Note (the Nimbus Receivables )) that are not paid or collected as of December 31, 1996, shall be transferred to the Shareholders. The Buyer shall have a claim to receive, and shall receive out of the Escrow Shares, Escrow Shares from the Escrow Agent representing the value of the Receivables (other than the Nimbus Receivables) that are not paid or collected as of the Release Date (as defined under the Escrow Agreement). Such claim shall not be subject to the Indemnification Threshold (defined below). The Buyer shall not have a claim against the Escrow Shares for the Bray Note or any Nimbus Receivable that is not paid or collected as of the Release Date (as defined under the Escrow Agreement). The principal amount of the promissory note due from Nimbus as of March 1, 1996, will not be increased after March 1, 1996.
         8.9.2 Bray, Nimbus and the Company shall use reasonable commercial efforts to obtain the release of the Company from any liability arising out of any guaranty of any debt of Nimbus. In any event, any such guaranty may be terminated by the Company with respect to any advances on and after the Effective Time.

9.  TERMINATION
    9.1 Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time (notwithstanding any approval of this Agreement by the Shareholders of the Company and Buyer):
         9.1.1 by mutual written consent of the Company and Buyer; or
         9.1.2 by either the Company or Buyer, if the Merger has not been consummated by June 30, 1996; or
         9.1.3 at the election of the Company if any one or more of the Conditions to the Obligation of the Company to close as set forth in Section 2.1 or 2.3 has not been fulfilled as of June 30, 1996; or
         9.1.4 at the election of Buyer if any one or more of the Conditions to the Obligation of Buyer to close as set forth in Section 2.1 or 2.2 has not been fulfilled as of June 30, 1996; or
         9.1.5 at the election of the Company if Buyer has breached in any material respect any representation, warranty, covenant or agreement contained in this Agreement, which breach cannot be or is not cured by June 30, 1996; or
         9.1.6 at the election of Buyer if the Company has breached in any material respect any representation, warranty, covenant or agreement contained in this Agreement, which breach cannot be or is not cured by June 30, 1996; or
         9.1.7 by either the Company or Buyer, if there shall be any law or regulation that makes consummation of the Merger illegal or otherwise prohibited or if any judgment, injunction, order or decree enjoining Buyer or the Company from consummating the Merger is entered and such judgment, injunction, order or decree shall become final and nonappealable.
    9.2 Effect of Termination. If this Agreement is terminated pursuant to Section 9.1, this Agreement shall become void and of no effect with no liability on the part of any party hereto, except that (a) the agreements contained in Sections 8.8, 9.3 and
10.4 shall survive the termination hereof and (b) nothing in this
Section 9.2 shall relieve any party from liability in respect of a termination due to willful breach of this Agreement by it or willful failure by it to perform its obligations hereunder.
    9.3  Termination Fee.
         9.3.1 Except as provided below, in the event the Merger is not consummated and (a) if there is a Third Party Transaction (as hereinafter defined) entered into within nine (9) months from the date of this Agreement, or (b) if an Acquisition Proposal or Delaying Offer (as hereinafter defined) is received by the Company during the term of this Agreement and in each case within nine (9) months thereafter a Third Party Transaction (whether or not involving such Acquisition Proposal or Delaying Offer) is consummated; then, in that event, the Company shall promptly pay to Buyer in immediately available funds within five
(5) business days after consummation of a Third Party Transaction an amount equal to Three Million Dollars ($3,000,000). As used herein "Third Party Transaction" shall mean (a) an acquisition of the Company or equity securities or assets of the Company by any person or group other than Buyer, whether by merger, statutory share exchange or similar transaction (and whether or not the Company is the surviving party), or by purchase of all or a substantial part of the Company's assets or the acquisition of more than fifty percent (50%) of the Company's equity securities,
(b) the adoption by the Company of a plan of liquidation or dissolution, or (c) the repurchase of, or recapitalization involving, more than fifty percent (50%) of the Company's outstanding equity securities. As used herein, "Delaying Offer" shall mean either (a) any person or group shall have informed the Company (or the Board of Directors or any independent committee or any executive officer of the Company) that such person or group is making, intends to make, is considering making, or will or may, if the Merger is delayed, abandoned or not approved by the Company's Shareholders, make, an Acquisition Proposal, or (b) any such person or group or the Company publicly announces (including, without limitation, any filing with any federal or state office or agency) that such person or group has made, intends to make, is considering, or will or may, if the Merger is delayed, abandoned or not approved by the Company's Shareholders, make, an Acquisition Proposal.
         9.3.2       Notwithstanding the terms of the foregoing
Section 9.3.1, no amount shall be due from the Company to the Buyer pursuant to this Section, if the merger is not consummated because of the termination of this Agreement pursuant to Sections 9.1.1, 9.1.2, 9.1.3, 9.1.5 or 9.1.7 provided that such termination pursuant to such Sections is not the result of any fault of the Company, Bray, or the Company s Shareholders or a failure by the Company, Bray, or the Company s Shareholders to take any action or perform any covenant required to be taken by the Company or its Shareholders pursuant to this Agreement.

10. MISCELLANEOUS
    10.1 Notices. Any notice or other communication required or which may be given hereunder shall be in writing and shall be delivered personally, telegraphed or sent by facsimile transmission with telephone confirmation, or sent by certified, registered or express mail, postage prepaid, and shall be deemed given when so delivered personally, telegraphed or sent by facsimile transmission, or if mailed, three days after the date of mailing, as follows:

    If to Buyer or
    Merger Subsidiary:  Osmonics, Inc.
                     5951 Clearwater Drive
                     Minnetonka, Minnesota 55343
                     Attn:  Mr. D. Dean Spatz,
                               President and Chief Executive
                               Officer
                     Telephone No.: (612) 933-2277
                     Facsimile No.: (612) 933-0141


    With a copy to:     Maslon Edelman Borman & Brand
                     3300 Norwest Center
                     Minneapolis, Minnesota 55402
                     Attn:  Michael L. Snow, Esq.
                               Larry A. Koch, Esq.
                     Telephone No.: (612) 672-8200
                     Facsimile No.: (612) 672-8397

    If to Company:      DESALINATION SYSTEMS, INC.
                     760 Shadowridge Drive
                     Vista, California   92083-7986
                     Attn:  Mr. Donald T. Bray,
                               Chairman
                     Telephone No.: (619) 598-3334
                     Facsimile No.: (619) 599-2949


    With  copy to:      Luce, Forward, Hamilton & Scripps
                     600 W. Broadway, Suite 2600
                     San Diego, California   92101
                     Attn: G. Edward Arledge, Esq.
                     Telephone No.: (619) 236-1414
                     Facsimile No.: (619) 232-8311

    10.2 Survival of Representations and Warranties.
         10.2.1 The representations and warranties contained herein and in any certificate or other writing delivered pursuant hereto shall survive until the Release Date as defined in the Escrow Agreement.
         10.2.2 The aggregate amount of any liability of Bray, the Company and its Shareholders for any breach of any warranty, covenant, representations, contingency or liability under the Merger Agreement shall not exceed One Million Five Hundred Thousand Dollars ($1,500,000.00).

         10.2.3 Notwithstanding the foregoing and except as provided below, neither the Company nor Bray nor the Company s Shareholders, pursuant to the Escrow Agreement executed in connection herewith, shall have any liability for (i) the first $75,000 of the aggregate amount of all claims for breach of such warranty, covenant, representations, contingency or liability under this Agreement for which the Company, Bray, or the Company s Shareholders would otherwise be liable to Buyer under this Agreement (the "Indemnification Threshold") or the Escrow Agreement, nor (ii) for the Bray Note or any Nimbus Receivable that is not paid or collected as of the Release Date (as defined
under the Escrow Agreement).   The above Indemnification
Threshold shall not apply to any receivable of the Company as of the Closing which is not collected prior to the termination of the Escrow established pursuant to the Escrow Agreement; provided however, that the amount of receivables which are not collected shall constitute a claim against the Escrow Shares hereunder only to the extent that such receivables which are not collected exceed the reserves, if any, for bad debt or doubtful accounts set forth on the Balance Sheet.
         10.2.4 Except for claims resulting from fraud by the Company, Bray, or the Shareholders, the Buyer s sole remedy for any liability of the Company, Bray, or the Shareholders hereunder shall be its rights to a return of shares of Osmonics Common Shares held by the Escrow Agent pursuant to the terms of the Escrow Agreement.
    10.3 Amendments; No Waivers.
         10.3.1 Any provision of this Agreement may be amended or waived prior to the Effective Time if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by the Company, Buyer and Merger Subsidiary or in the case of a waiver, by the party against whom the waiver is to be effective; provided that after the adoption of this Agreement by the Shareholders of the Company, no such amendment or waiver shall, without the further approval of such Shareholders, alter or change:
              10.3.1.1 The amount or kind of consideration to be received in exchange for any shares of capital stock of the Company;
              10.3.1.2    Any term of the certificate of
incorporation of the Surviving Corporation; or
              10.3.1.3 Any of the terms or conditions of this Agreement if such alteration or change would adversely affect the holders of any shares of capital stock of the Company.
         10.3.2 No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

    10.4 Expenses All costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense, except that Buyer shall pay the filing fees associated with any required HSR filing and Buyer shall pay one-half of the cost of obtaining the Investment Banking Letter (not to exceed $25,000.00) if this Agreement is terminated prior to its closing. If the Merger is consummated, the Company represents and warrants to Buyer that the Company's total fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby, including, without limitation, accounting, legal, broker, investment banking, appraisal or other expert fees, shall not exceed $175,000.00. Expenses in excess of $175,000.00 ( Excess Expenses ) shall be paid by the Shareholders by reducing the number of Osmonics Common Shares to be delivered by the Excess Expenses divided by Eighteen and 45/100 Dollars ($18.45). Any Excess Expenses shall be recovered by Buyer through a claim against the Escrow Shares and Buyer shall be entitled to make such a claim and to have Escrow Shares delivered to Buyer in satisfaction of such claim as provided in the Escrow Agreement. For purposes of this Section, the audit fees incurred by the Company in the preparation of the audit required because of the loan covenants of the Company shall not be considered as fees or expenses incurred in connection with this Agreement.
    10.5 Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, provided that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of the other parties hereto.
    10.6 Governing Law. This Agreement shall be construed in accordance with and governed by the law of the State of California without regard to the conflict of laws principles thereof, as the same apply to agreements executed solely by residents of California and wholly to be performed within California.
    10.7 Venue; Submission to Jurisdiction. Each of the parties submits to the jurisdiction of any state or federal court sitting in San Diego County, California, in any action or proceeding arising out of or relating to this Agreement. All claims in respect of the action or proceeding may be heard and determined in any such court, and no party will bring any action or proceeding arising out of or relating to this Agreement in any other court. Each of the parties waives any defense or inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety, or other security that might be required of any other party with respect thereto.
    10.8 Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received counterparts hereof signed by all of the other parties hereto.

    10.9 Investigation of the Company. All representations and warranties contained herein which are made to the knowledge of the Company shall require that the Company make reasonable investigation and inquiry of its officers, directors and employees with respect thereto to ascertain the correctness and validity thereof.
    10.10     GAAP.   The audited financial statements and
financial calculations provided or required pursuant to this Agreement shall be prepared or made in accordance with GAAP. The defined term "GAAP" shall mean generally accepted accounting principles applied consistently including the accounting reporting requirements, in all material respects, of the Securities and Exchange Commission for public companies, except for disclosure of earnings per share and weighted average common and common equivalent share amounts in the statement of income.
    10.11 Superseding Agreement. This Agreement supersedes all prior agreements pertaining to the subject matter hereof.

    [THE REMAINDER OF THE PAGE IS INTENTIONALLY LEFT BLANK.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

                        DESALINATION SYSTEMS, INC.


                        By    /S/ Donald T. Bray
                        Donald T. Bray, Chairman


                        By    /S/ Charles C. Price
                        Charles C. Price, Chief Executive Officer

"Bray"                        /S/ Donald T. Bray
                        Donald T. Bray



                        OSMONICS, INC.


                        By    /S/ D. Dean Spatz
                        D. Dean Spatz, Chief Executive Officer


                        By    /S/ L. Lee Runzheimer
                        L. Lee Runzheimer, Chief Financial Officer


                        DSI ACQUISITION CORP.


                        By    /S/ D. Dean Spatz
                        D. Dean Spatz, Chief Executive Officer



                         By   /S/ L. Lee Runzheimer
                         L. Lee Runzheimer, Chief Financial Officer